   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                     CONNECTSOFT COMMUNICATIONS CORPORATION
       (Exact name of small business issuer as specified in its charter)

                DELAWARE                                    3661                                   91-1845906
            (State or other                     (Primary standard industrial          (I.R.S. employer identification no.)
            jurisdiction of                     classification code number)
             incorporation)

                        11130 N.E. 33RD PLACE, SUITE 250
                           BELLEVUE, WASHINGTON 98004
              TELEPHONE: (206) 827-6467; FACSIMILE: (206) 822-9095
                         (Address and telephone number
        of principal executive offices and principal place of business)

                                 ROBERT MARCUS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        11130 N.E. 33RD PLACE, SUITE 250
                           BELLEVUE, WASHINGTON 98004
              TELEPHONE: (206) 827-6467; FACSIMILE: (206) 822-9095
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

                STEPHEN A. WEISS, ESQ.                                    KENNETH R. KOCH, ESQ.
               SPENCER G. FELDMAN, ESQ.                                    SQUADRON, ELLENOFF,
             GREENBERG, TRAURIG, HOFFMAN,                               PLESENT & SHEINFELD, LLP
                LIPOFF, ROSEN & QUENTEL                                     551 FIFTH AVENUE
                 153 EAST 53RD STREET                                   NEW YORK, NEW YORK 10176
               NEW YORK, NEW YORK 10022                                 TELEPHONE: (212) 661-6500
               TELEPHONE: (212) 801-9200                                FACSIMILE: (212) 697-6686
               FACSIMILE: (212) 223-7161

                           --------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                               PROPOSED
                                                                                               MAXIMUM
                                                                                              AGGREGATE           AMOUNT OF
                                 TITLE OF EACH CLASS OF                                     OFFERING PRICE     REGISTRATION FEE
                              SECURITIES TO BE REGISTERED                                       (1)(2)               (3)
Common Stock, $.001 par value...........................................................     $30,480,240          $9,236.44

(1) Includes shares which the Underwriters have the option to purchase to cover over-allotments, if any, and shares issuable upon exercise of the Representative's Warrants.

(2) Estimated solely for the purpose of computing the registration fee.

(3) Calculated pursuant to Rule 457(o).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1997

PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    Connectsoft Communications Corporation (the "Company") is offering hereby shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"). Prior to this offering, there has been no public market for the Shares and there can be no assurance that any such market will develop. The Company has applied to have the Shares approved for listing on The Nasdaq National Market ("Nasdaq") under the symbol "CSFT." It is currently estimated
that the initial public offering price of the Shares will be $    per share. See
"Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    After completion of this offering, American United Global, Inc. ("AUGI"), a publicly-traded diversified technology company whose shares of common stock are
listed on Nasdaq, will continue to own approximately     % of the outstanding
Common Stock of the Company. The Company intends to use approximately $2,500,000 of the net proceeds of this offering for the repayment of indebtedness to AUGI. See "Use of Proceeds."
                            ------------------------
 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
      SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO
       CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
                 FACTORS" ON PAGE 7 AND "DILUTION" ON PAGE 19.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                              UNDERWRITING DISCOUNTS
                                          PRICE TO PUBLIC       AND COMMISSIONS(1)      PROCEEDS TO COMPANY(2)
Per Share..............................    $                      $                         $
Total (3)..............................    $                      $                         $

(1) Does not include additional consideration to be received by Hampshire Securities Corporation as the representative (the "Representative") of the several underwriters (the "Underwriters") in the form of a 3% non-accountable expense allowance and five-year warrants (the "Representative's Warrants") entitling the Representative to purchase up to shares of Common Stock at an exercise price of $12.00 per share. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of this offering payable by the Company of $1,320,000, including the Representative's non-accountable expense allowance, assuming no exercise of the Underwriters' over-allotment option.

(3) The Company has granted the Underwriters an option, exercisable within 45 days of the date of this Prospectus, to purchase up to an aggregate of shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If the Representative exercises such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $         , $         and $         , respectively.
                         ------------------------------

    The Shares are being offered by the Underwriters named herein, subject to prior sale, when, as and if delivered to, and accepted by them, and subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates will be made against payment therefor at the offices of the Representative at 640 Fifth Avenue, New
York, New York 10019 on or about            , 1997.
                            ------------------------

                        HAMPSHIRE SECURITIES CORPORATION
                                ----------------

                THE DATE OF THIS PROSPECTUS IS            , 1997

                    [ILLUSTRATION TO BE FILED BY AMENDMENT]

             "Connectsoft," "FreeAgent" and the crystal-shaped logo
        appearing on the cover page of this Prospectus are trademarks of the Company. This Prospectus also contains trademarks of
                       companies other than the Company.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS, PENALTY BIDS OR SHORT SALES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION UNDER "RISK FACTORS." THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND INVESTORS SHOULD CAREFULLY CONSIDER INFORMATION SET FORTH IN "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION AS DESCRIBED IN "UNDERWRITING" IS NOT EXERCISED.

                                  THE COMPANY

    Connectsoft Communications Corporation (the "Company"), a development stage company, is developing a unified, intelligent communications system which it is marketing under the name "FreeAgent." FreeAgent is designed to unify communications into a single message box, allow access to that message box through any telephone or online computer and apply advanced autonomous software processes (known as intelligent agentry) to the data flowing in and out of the message box for the purpose of automating communications and assisting the user in managing communications. FreeAgent is being developed to integrate e-mail, voice mail, facsimile, paging, content from the World Wide Web (the "Web") and potentially any other digital data from the Internet, enterprise intranets, private branch exchange ("PBX") telephone systems and the public switched telephone network ("PSTN").

    FreeAgent is capable of applying advanced media transformation processes (such as text-to-speech conversion), advanced user interface technologies (such as limited speech recognition) and specified agentry processes (such as automated message and information monitoring), so that a person can send or receive a message between most currently used communications media, using any wireline or wireless telephone on PBX or PSTN systems or any personal computer ("PC") on the Internet or an intranet. For example, e-mail sent from a PC can be heard as voice mail on a telephone and voice mail sent by telephone can be received and listened to on a computer. Similarly, content on Web pages can be listened to on a telephone, as well as read on a computer. FreeAgent was previewed at the Internet World Summer trade show in July 1997 and is expected to be commercially released in December 1997. As part of the continuing development of FreeAgent, the Company intends to incorporate natural language understanding (the ability to convert the spoken word to computer commands) and additional agentry functions (such as automated notification of urgent messages or of changes in stock market prices, or the ability to complete simple transactions such as making airline reservations) into the system. Such changes are being designed to further facilitate the command and control of the FreeAgent system by telephone and to further enhance FreeAgent's functionality and services.

    The Company has developed a customized PC-based component of FreeAgent for the Inkjet Printer Division of Hewlett-Packard Company ("Hewlett Packard"). Pursuant to a software license agreement entered into in April 1997 and modified in August 1997, the Company delivered a beta version of its software to Hewlett-Packard in May 1997, and expects to deliver a commercial production version of such software in an initial Japanese language version in September 1997, followed by an English language version by November 1997. This product is being branded as Hewlett-Packard Instant Delivery ("HP Instant Delivery") and is expected to be delivered with new Hewlett-Packard inkjet printers, printer driver software and Hewlett-Packard's Pavilion line of PCs. It is also expected that HP Instant Delivery will be available to download, as freeware, from Hewlett-Packard's Web site. With HP Instant Delivery, users will be able to configure their PCs to automatically go on-line, download and print priority e-mail, and then go off-line. To date, the Company has received from Hewlett-Packard $750,000 in license fees and expects to receive an additional $550,000 based on timely delivery and acceptance of the commercial production version of the software, as well as ongoing support services.

    The Company intends to license FreeAgent to telecommunications companies, large Internet service providers ("ISPs") and multinational vendors of telecommunications technologies to large enterprises. To meet the needs of these potential customers, FreeAgent has been designed as an open, scalable and extensible system that can be readily integrated with existing systems, scaled to serve tens of thousands of potential customers and readily modified in the future to accommodate and incorporate new subsystems and technologies. The Company believes that these functions can be achieved through FreeAgent's system architecture, which comprises three key subsystems. The first subsystem, a unified messaging platform, provides for sending and receiving most forms of digital data from a single user interface (such as a telephone or PC). The second subsystem, enabled by a proprietary technology licensed exclusively for telecommunications applications from Data Connection Limited ("DCL"), provides for real time access by telephone to Internet data, such as textual e-mail and Web content. Agents in the current version of the FreeAgent system are capable of performing tasks such as message and information monitoring, conversion (such as text-to-speech), message forwarding and foldering (the organization of data into easily accessible files). The first two subsystems will be incorporated into the FreeAgent product expected to be released in December 1997.

    Open Agent Architecture ("OAA"), the FreeAgent architecture's third subsystem, is being co-developed with the Artificial Intelligence Center of SRI International, formerly Stanford Research Institute ("SRI"). The Company believes that, if successful, the OAA system would represent an innovative method of integrating new software functions with existing programs and would permit FreeAgent to easily incorporate new agentry functions designed by the Company and/or third parties. The Company believes that technological advances will permit the development of agents which would be able to search a variety of digital networks for pre-specified data, execute transactions in accordance with pre-specified directions and notify the user that these objectives have been accomplished. The Company believes that the successful development of OAA technology, together with additional agentry functions, will enable FreeAgent to operate as a "virtual executive assistant" in processing, managing and automating a user's communications. OAA, if successful, will be incorporated into future FreeAgent products.

    The Company's objective is to become a leader in the development of unified, intelligent communications systems. The Company's primary marketing strategy is to establish strategic and licensing relationships with telecommunications companies and large ISPs in the United States, Europe and the Pacific Rim that can offer their customers a range of FreeAgent's basic and optional communications features as premium monthly fee services. To assist in this effort, the Company recently entered into a non-binding memorandum of understanding with Bell Communications Research, Inc. ("Bellcore"), a leading provider of communications software, engineering and consulting services originally formed by the seven regional Bell operating companies. The memorandum contemplates that the Company and Bellcore will jointly market, support and implement FreeAgent worldwide. The Company is also targeting computer and printer manufacturers, which could incorporate a customized PC-based component of FreeAgent, similar to the one developed for Hewlett-Packard, into their own proprietary products. Through these potential marketing channels, the Company will generally seek to enter into arrangements pursuant to which it would install, upgrade and maintain FreeAgent in exchange for license fees and/or a share of monthly premium and usage fees. To date, other than Hewlett-Packard, the Company has not entered into any software development, license or joint marketing agreement for FreeAgent with any original equipment manufacturer ("OEM"), ISP or other distributor of telecommunication or internet products or services, and there can be no assurance that any of these contemplated arrangements will be achieved or, if achieved, that they will be on commercially attractive terms for the Company.

    The Company was incorporated in the State of Delaware in June 1997. On July 31, 1997, the Company acquired all assets, technologies and contract rights relating to FreeAgent, including the software license agreement with Hewlett-Packard, from AUGI in exchange for 3,000,000 shares of Common Stock of the Company. See "The Company" and "Certain Transactions." The Company's principal executive offices are located at 11130 N.E. 33rd Place, Suite 250, Bellevue, Washington 98004, and its telephone number is (206) 827-6467. The Company's home page is located on the Web at http:// www.connectsoft.com.

                                  THE OFFERING

Common Stock Offered...................  shares of Common Stock
Common Stock Outstanding After the
  Offering(1)..........................  shares of Common Stock
Use of Proceeds........................  To expand marketing and sales activities of
                                         FreeAgent in the United States and abroad, to
                                         enhance the Company's ongoing FreeAgent research
                                         and development program, including licensing of
                                         complementary third-party software, to repay
                                         indebtedness to AUGI, the Company's sole
                                         shareholder, and for additional general corporate
                                         purposes, including potential acquisitions of
                                         complementary businesses and technologies. See "Use
                                         of Proceeds."
Risk Factors...........................  The Company is in its early development stage and there can be no assurance that any of the
                                         technology being developed by or for the Company
                                         will function as intended, or that the Company will
                                         be able to commercially market its products
                                         profitably. Accordingly, based on these and other
                                         factors, an investment in the shares of Common
                                         Stock offered hereby involves a high degree of risk
                                         and should be made only by investors who can afford
                                         the loss of their entire investment. See "Risk
                                         Factors."
Proposed Nasdaq National Market
  Symbol...............................  CSFT

------------------------

(1) Does not include (i)        shares of Common Stock issuable upon exercise of
    the Representative's Warrants and (ii) 1,362,000 shares of Common Stock intended to be reserved for issuance upon exercise of outstanding options, and 188,000 additional shares of Common Stock reserved for issuance upon exercise of options available for future grant, under the Company's 1997 Stock Option Plan (the "1997 Plan"). See "Management--Stock Option Plan," "Underwriting" and Note 1 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA

                                                                                  SEPTEMBER 1, 1996
                                                                                      (DATE OF
                                                                                     INCEPTION)
                                                                                  TO JULY 31, 1997
                                                                                  -----------------
STATEMENT OF OPERATIONS DATA:(1)
Revenue.........................................................................    $    --
                                                                                  -----------------
Costs and expenses:
  Research and development......................................................          899,000
  Selling, general and administrative...........................................        1,816,000
                                                                                  -----------------
Operating loss..................................................................       (2,715,000)
Interest expense................................................................         (118,000)
                                                                                  -----------------
Loss before provision for income taxes..........................................       (2,833,000)
Provision for income taxes......................................................         --
                                                                                  -----------------
Net loss........................................................................    $  (2,833,000)
                                                                                  -----------------
                                                                                  -----------------
Pro forma net loss per share(2).................................................    $       (0.94)
Pro forma weighted average number of shares outstanding(2)......................        3,000,000
Supplemental pro forma net loss per share(3)....................................    $       (0.88)
Supplemental pro forma weighted average number of shares outstanding(3).........        3,132,000

                                                                                             JULY 31, 1997
                                                                                     -----------------------------
                                                                                        ACTUAL      AS ADJUSTED(4)
                                                                                     -------------  --------------
BALANCE SHEET DATA:
Working capital (deficit)..........................................................  $  (2,215,000)  $ 18,545,000
Total assets.......................................................................        382,000     20,002,000
Total current liabilities..........................................................      2,215,000      1,075,000
Deficit accumulated during development stage.......................................     (2,833,000)    (2,833,000)
Shareholder's (deficit) equity.....................................................  $  (1,833,000)  $ 18,927,000

------------------------

(1) The Company is a development stage enterprise. On September 1, 1996, the Company (as a division of Connectsoft, Inc., a Washington corporation) began to dedicate resources to the development of its FreeAgent software system. See "The Company" and Note 1 of Notes to Financial Statements.

(2) Pro forma net loss per share is calculated on the basis of 3,000,000 shares of Common Stock being outstanding for the period presented, representing the 3,000,000 shares of Common Stock issued to AUGI effective as of July 31, 1997. See Note 1 of Notes to Financial Statements.

(3) Supplemental pro forma net loss per share and supplemental pro forma weighted average number of shares outstanding have been adjusted to give effect to the use of $1,140,000 of net proceeds from the sale of 132,000 shares of Common Stock to repay indebtedness as of September 1, 1996 (date of inception). Net loss for the period decreased by $91,000, representing interest expense on such debt.

(4) Adjusted to give effect to the sale by the Company of       shares of Common
    Stock offered hereby at an assumed initial public offering price of $ per share, after deduction of underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN RISKS AND UNCERTAINTIES SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

DEVELOPMENT STAGE BUSINESS

    The Company is at an early stage of development and is subject to all of the risks inherent in the establishment of a new high technology business enterprise. To address these risks, the Company must, among other things, establish technological feasibility and complete development of its software technology, enter into and maintain key strategic alliances, respond to competitive developments and attract, retain and motivate qualified personnel. The Company's decision to focus its efforts on its unified, intelligent communications system is predicated on the assumption that, in the future, the number of users of the Company's system will be large enough to permit the Company to operate profitably. There can be no assurance that the Company's assumption will be correct, that the Company will be able to successfully compete as a provider, or that its technology will be scalable to satisfy the number of potential users of its system. Any failure to achieve these goals could have a material adverse effect upon the Company's business, operating results and financial condition.

NO REVENUE; HISTORY AND ANTICIPATION OF LOSSES

    From September 1, 1996 (date of inception) to July 31, 1997, the Company had not generated any revenue, had incurred significant losses and had substantial negative cash flow from operations. As of July 31, 1997, the Company had an accumulated deficit of $2,833,000, with a net loss of $2,833,000 for the period from September 1, 1996 (date of inception) to July 31, 1997. The Company did not recognize any revenue in the fiscal year ended July 31, 1997 ("Fiscal 1997") due to the deferral at July 31, 1997 of all initial license fee revenue under its software license agreement with Hewlett-Packard. The Company also expects to continue to incur substantial losses at least through the fiscal year ending July 31, 1998. There can be no assurance that the Company will achieve or sustain significant revenue or become cash flow positive or profitable at any time in the future.

DEPENDENCE ON DCL AND SRI LICENSES

    The Company has entered into software license agreements with DCL and SRI to incorporate their proprietary technologies into the Company's FreeAgent system. These license agreements require the Company to make advance payments, pay minimum royalties and satisfy other conditions. There can be no assurance that sales of products incorporating such technologies will be sufficient to recover the amount of such payments or that sales of products will occur. Failure by the Company to satisfy its obligations under these agreements may result in modification of the terms or termination of the respective agreement, which would have a material adverse effect on the Company. The Company expects that it will be dependent on DCL and SRI for the foreseeable future. See "--Lack of Patent Protection; Possible Infringement" and "Business--Technology Licenses."

NEED FOR STRATEGIC ALLIANCES

    The Company's primary marketing strategy is to establish strategic and licensing relationships with telecommunications companies and large ISPs. No assurance can be given that the Company will be successful in entering into any strategic alliances on acceptable terms or, if any such strategic alliance is entered into, that the Company will realize the anticipated benefits from such strategic alliance. See "Business--Growth Strategy."

DEPENDENCE ON SINGLE PRODUCT

    The Company's future profitability initially depends on the successful development and commercialization of FreeAgent. In the event the introduction of FreeAgent is unsuccessful for any reason, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--The FreeAgent System."

NO ASSURANCE OF TECHNOLOGICAL SUCCESS

    The Company's future success is based substantially upon its ability to develop, license or acquire new technology to enable it to provide unified, intelligent communications systems, and to enhance its existing technologies. Software product development schedules are difficult to predict because they involve creative processes, use of new development tools and the learning processes associated with development for new technologies, as well as other factors. Moreover, because of its complexity, software frequently contains undetected errors, failures or "bugs," especially when first introduced or when new versions or enhancements are released. There can be no assurance that despite testing by the Company, errors will not be found in new software developed by the Company. The failure to timely develop the software technology, or the occurrence of errors in such technology, could prevent or delay market acceptance of the Company's unified, intelligent communications system and damage the Company's reputation, which could have a material adverse effect on the Company's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE

    The communications technology market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's products and services obsolete and unmarketable. The Company's future success will depend upon its ability to develop and introduce new products and services (including its unified, intelligent communications system) on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of the user. There can be no assurance that the Company will be successful in developing and marketing new products and services that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services, or that its new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or consumer requirements, the Company's business, operating results and financial condition will be materially adversely affected.

DEPENDENCE ON THE TECHNOLOGY OF THIRD PARTIES

    To provide a unified, intelligent communications system, FreeAgent must operate in conjunction with technology and infrastructure developed by third parties. The hardware architecture within which FreeAgent operates is based upon readily available third-party hardware. In addition, Free Agent is designed to function with the infrastructures currently used with, and most existing versions of, e-mail, voice mail, facsimile, paging, Web content, enterprise intranets, PBX telephone systems and PSTN. There is substantial risk, however, that these hardware components will have or could develop certain errors, omissions or "bugs" or that future versions of technology or infrastructure may be incompatible with FreeAgent. Any such event may adversely affect the operation of FreeAgent. While the Company is not aware of any errors, omissions or bugs inherent in any such third-party hardware and believes it is compatible with most widely used communication infrastructures, there can be no assurance that such errors, omissions or bugs or incompatability do not currently exist or will not develop. The existence of any such error, omission or bug, or any change in technology or infrastructure, that decreases the operating efficiency, capacity or efficacy of the FreeAgent system could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON THIRD PARTIES TO PROVIDE THE FULL FUNCTIONALITY OF FREEAGENT

    The Company expects to license FreeAgent to telecommunications companies, large ISPs and multinational vendors of telecommunications technologies to large enterprises. In order for end-users to have the full range of FreeAgent functionality available, the Company's customers must operate communications networks that are able to offer the full range of FreeAgent's potential functions and such customers may need to switch from one or more providers they currently use. For example, if the Company enters into a contract with a telephone company in order to receive the full benefits of FreeAgent, the end user may need to switch from the paging service provider currently used by such end user to the paging service, if any, offered by such telephone company (unless the telephone company enters into an arrangement with the end-user's current paging service company to offer such paging services). Even if the telephone company offers paging services, such services may not be equal in cost, quality, name recognition or otherwise, to the services currently used by the end user, thus reducing the attractiveness of FreeAgent to the end user. In the event the Company's customers are unable to offer the full range of FreeAgent's functions, either because they operate limited communications networks and/or they are unable to enter into satisfactory arrangements with third parties that provide the necessary additional communications services, the full potential and usefulness of FreeAgent may not be realized. In addition, consumer acceptance may be limited by the need to switch from one or more service providers with whom they are satisfied to the comparable services, if any, offered by the Company's customer for FreeAgent. As a result, the Company may not generate revenues sufficient for future profitable operations.

LACK OF ESTABLISHED DISTRIBUTION CHANNELS

    The Company must establish and maintain relationships with new distribution channels that will deliver access to the Company's unified, intelligent communications system. There is intense competition in establishing such relationships. There can be no assurance that the Company will succeed in establishing such relationships, or if established, that the Company will be able to maintain these relationships. The failure of the Company to establish and then maintain these relationships could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON EMERGING MARKETS; UNCERTAINTY OF MARKET ACCEPTANCE

    The Company's future financial performance will depend on the growth in demand for a unified, intelligent communications system by mobile business professionals and other consumers. This market is new and emerging, is rapidly evolving, is characterized by an increasing number of market entrants and will be subject to frequent and continuing changes in customer preferences and technology. As is typical in new and evolving markets, demand and market acceptance for the Company's technologies are subject to a high level of uncertainty. In addition, because the markets for the Company's technologies are new and evolving, it is difficult to assess or predict with any assurance the size or growth rate, if any, of these markets. There can be no assurance that the markets for the Company's technologies will develop, or that they will not develop more slowly than expected or attract new competitors. If the Company's technologies do not achieve market acceptance, the Company's business, operating results and financial condition could be materially adversely affected.

LIMITED RESOURCES

    Building a unified, intelligent communications system based on software technology is a complex process that requires significant engineering and financial resources. To implement its system, the

Company must develop certain technology and license other technologies from third parties, establish distribution channels and find strategic partners. The Company currently has limited technical and sales staff. There can be no assurance that the Company will be able to establish and maintain adequate marketing and sales capabilities. Furthermore, because the Company has not generated any revenues since inception, and is not assured that it will generate significant additional revenues in calendar year 1997, if at all, the Company must conserve its remaining sources of cash. There can be no assurance that given the limited resources of the Company it will be able to develop or implement its unified, intelligent communications system. Failure to do so would have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL NEED FOR ADDITIONAL FINANCING

    The Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control. These include the existence and terms of any joint technology development or licensing arrangements; the ongoing development and testing of FreeAgent; the nature and timing of developing and commercializing products; and the availability of financing. The expansion of the Company's business will require the commitment of significant capital resources toward the hiring of technical, sales and operational support personnel to be used both for (i) the development and enhancement of the FreeAgent technology and related products incorporating those developments and (ii) the sales and marketing of such products. The Company may require additional capital to take advantage of development and marketing opportunities as they arise. In addition, in order to complete its development activities and bring a proposed product to market, the Company may be required to obtain financing to support significant capital outlays either for the purchase or license of necessary technology. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs or product releases, relinquish rights to certain of its technologies, or license third parties to commercialize technologies that the Company otherwise would seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, investors in this offering may be diluted. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ATTRACTION AND RETENTION OF EMPLOYEES

    The Company must continue to attract, retain and motivate qualified personnel. The metropolitan Seattle area is a highly competitive job market, and there can be no assurance that key management and engineering personnel will remain employed by the Company, or that the Company will be able to attract sufficient additional personnel to execute its business plan. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth. Failure to attract or retain qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

    The business of the Company is dependent upon the active participation and technical expertise of its executive officers and key personnel including Robert Marcus, Daniel Boerner, Alan Mitchell, David Dolson, Stephen Oroszlan, Robert M. Rubin and Howard B. Katz. The loss of the services of one or more of such persons would have a material adverse effect on the Company. The Company does not possess any key-man life insurance policies with respect to such persons, but the Company is seeking to obtain $1,000,000 key-man life insurance policies on the lives of Messrs. Marcus and Boerner. The Company has employment agreements with Messrs. Marcus, Katz and Rubin and intends to enter into employment agreements with its other executive officers. In addition, the Company's ability to maintain a competitive position depends, in part, on its ability to attract additional qualified personnel. There is no assurance that the Company will be able to attract or retain such persons in the future. See "Management."

DEPENDENCE ON THE INTERNET

    The Company believes that its future success is in part dependent upon continued growth in the use of the Internet. Rapid growth in the use of and interest in the Internet is a recent phenomenon. The Internet may not prove to be a viable means of conducting commerce or communications for a number of reasons, including, but not limited to, potentially unreliable network infrastructure or the failure to timely develop performance improvements, including high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by any such growth. Failure of the Internet as a mode of conducting commerce and communications could have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL SECURITY ISSUES

    The implementation of a unified, intelligent communications system poses several security issues, including the possibility of break-ins and other similar disruptions. The Company intends to incorporate authentication technology into its unified, intelligent communications systems. However, there can be no assurance that such technology will be adequate to prevent break-ins. In addition, weaknesses in the medium by which users may access the Company's unified intelligent, communications system, including the Internet, telephones, cellular phones and other wireless devices, may compromise the security of the confidential electronic information accessed from the Company's network service. There can be no assurance that the Company will be able to provide a safe and secure network service. The Company's failure to provide a secure network service may result in significant liability to the Company and may deter potential users of the service. The Company intends to limit its liability to users, including liability arising from failure of the authentication technology intended to be incorporated into the network service, through contractual provisions. However, there can be no assurance that such limitations will be effective or that they will be accepted by consumers. The Company currently does not have liability insurance to protect against risks associated with break-ins or disruptions. There can be no assurance that security problems will not occur in the Company's network service or licensed technology incorporated into such service or in the mediums by which subscribers access the network service. Any security problems in the network service or the licensed technology incorporated in such service may require significant expenditures of capital and resources by the Company to alleviate such problems, may result in lawsuits against the Company, may limit the number of users of the network service and may cause interruptions or delays in the development and completion of, or the cessation of the Company's network service. Any such expenditures, lawsuits, reduction of users, interruptions or delays in the development and completion of the network service, or the cessation of such service by the Company, would likely have a material adverse effect on the Company's business, operating results and financial condition. Certain critical issues concerning the security of the Internet remain unresolved at this time. If the Internet proves to be unreliable with respect to the information distributed on or the transactions conducted over it, the rapid growth in the use of and interest in the Internet may cease, which could have a material adverse effect on the Company's business, operating results and financial condition. See "--Dependence on the Internet."

COMPETITION

    Many of the companies with which the Company competes, or which are expected to offer products or services based on alternatives to the Company's technologies, have substantially greater financial resources, research and development capabilities, sales and marketing staffs and distribution channels than the Company. There can be no assurance that products incorporating the Company's technologies will achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Furthermore, there can be no assurance that the Company's competitors will not succeed in developing products or services which are more effective and cost less than those based on the Company's or its licensors' technologies, or which render the Company's or its licensors' technologies obsolete. The Company believes that its ability to compete depends on factors both within and outside its control. The principal competitive factors affecting the market for the Company's services and technologies are the availability of the Company's or its licensors' technologies and the products and services of the Company, its licensees and their competitors; the quality, ease of use, performance, architecture and functionality of the products and services developed and marketed by the Company and its licensees; the effectiveness of the Company and its licensees in marketing and distributing their products and services and price. There can be no assurance that the Company will be successful in the face of increasing competition from new technologies or products introduced by existing competitors or by new companies entering the market. See "Business--Competition."

LACK OF PATENT PROTECTION; POSSIBLE INFRINGEMENT

    The Company's ability to compete with other companies will depend to a great extent on the Company maintaining the proprietary nature of its technologies. The Company currently does not hold patents for its technology, but it does license technology from third parties whose technology is, and in the future will be, incorporated into its products. In addition, there can be no assurance that any patents that may be applied for by the Company in the future will ultimately be issued in its favor, or that any patent so issued, or any patent rights assigned or licensed to the Company, will afford necessary protection or will be upheld in the event of a challenge. There is also no assurance that the Company's products will not infringe the patents of third parties. Problems with patents could potentially increase the cost of the Company's products, or delay or preclude new product development and commercialization by the Company. If infringement claims against the Company are deemed valid, the Company may seek licenses which might not be available on acceptable terms, if at all. Litigation could be costly and time-consuming but may be necessary to protect the Company's future patent and/or technology license positions, or to defend against infringement claims. A successful challenge to the Company's technology could have a materially adverse effect on the Company and its business prospects. There can be no assurance that any application of the Company's or its licensors' technology will not infringe upon the proprietary rights of others or that licenses required by the Company from others will be available on commercially reasonable terms, if at all.

    Under the terms of the license agreement between SRI and the Company, SRI is not obligated to indemnify or defend the Company from any patent infringement claims brought by third parties against the Company, as the Company only received representations from the inventors of SRI's core OAA software, enhancements and port, in both source code and object code form, that, to their best current actual knowledge, such "Licensed Software" does not infringe the patent rights of any third party. In the event the Licensed Software received from SRI infringes the patent rights of third parties, the Company would nevertheless continue to be required to pay a one percent royalty to SRI in addition to any royalties or other amounts it might be obligated to pay a third party in order to settle such infringement claim. Although the Company does not believe that, based upon its due diligence to date, the SRI Licensed Software infringes the patent rights of any third party, there can be no assurance that such infringement claim may not be asserted in the future and upheld as meritorious.

    The Company relies heavily upon trade secrets and other unpatented proprietary technology. No assurance exists that other persons will not independently develop or acquire technology substantially equivalent to the Company's, or that the Company will successfully protect its unpatented technology and trade secrets from misappropriation by others. Additionally, in the Pacific Rim and third world countries, in which the Company may do business, the unauthorized use of technology, whether protected legally or not, is widespread and it is possible that the Company's technology will be subject to theft and infringement. Furthermore, pursuant to the Company's current business plan, it will be necessary for the Company to make its intellectual property available to vendors, customers and other companies in the industry, making it even more difficult to protect its technology. See "Business--Technology, Research and Development" and "-- Protection of Intellectual Property."

RISKS RELATED TO GROWTH THROUGH ACQUISITIONS

    One of the Company's strategies is to increase its revenue and expand the markets it serves through strategic acquisitions. There can be no assurance, however, that the Company will be able to identify, acquire or profitably manage suitable acquisition candidates or successfully integrate such businesses, if acquired, into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that any acquired businesses will be profitable at the time of their acquisition or will achieve or maintain profitability levels that justify its investment or that the Company will be able to realize expected operating and economic efficiencies following such acquisitions. Acquisitions may involve a number of special risks, including adverse effects on the Company's reported operating results, diversion of management's attention, increased burdens on the Company's management resources and financial controls, dependence on the retention and hiring of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets. Any such risks could have an adverse effect on the Company's business, operating results and financial condition. See "Business-- Growth Strategy."

GOVERNMENT REGULATION

    The Federal Communications Commission and certain state agencies regulate certain of the Company's potential customers, such as telecommunications companies. In addition, regulatory authorities in foreign countries in which the Company may sell its products may impose similar or more extensive governmental regulations. Although the Company contemplates that it will rely upon its partners or customers to comply with applicable regulatory requirements, there can be no assurance that such regulations will not materially adversely affect the Company by imposing burdensome regulations on the Company's partners or customers, or otherwise. Changes in the regulatory environment relating to the Internet or the telecommunications industry could have an adverse effect on the Company. The Company cannot predict the impact that future regulation or regulatory changes may have on its business. See "Business--Government Regulation."

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

    The manufacture and sale of FreeAgent entails risk of product liability claims. In addition, many of the telecommunications companies, ISPs and other large companies with which the Company may do business may require financial assurances of product reliability. The Company has product liability insurance but may be required to pay higher premiums associated with new product development. Product liability insurance is expensive and there can be no assurance that such insurance will be available on acceptable terms, if at all, or that it will provide adequate coverage against product liability claims and liabilities. The inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of FreeAgent. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    Variations in the Company's revenues and operating results could occur from time to time as a result of a number factors, such as the completion of the Company's development efforts and its ability to generate revenue from sales of products. The timing of revenue is difficult to forecast because the Company has limited FreeAgent sales experience. Sales and product development cycles for the Company's products can be relatively long, and revenues may depend on factors such as the size and scope of future projects, all of which are difficult to predict.

CONTROL BY EXISTING STOCKHOLDER; ANTI-TAKEOVER EFFECTS

    Immediately following this offering, AUGI will continue to own approximately % of the outstanding shares of the Company's Common Stock, assuming no exercise of the Underwriters' over-
allotment option. As a result, AUGI will have the ability to exercise significant influence over matters regarding the Company and to determine the outcome of all matters submitted to a vote of stockholders. Such influence may have a significant effect in delaying, deferring or preventing a change in control of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. In addition, certain provisions of the Company's Certificate of Incorporation and By-laws, as well as other provisions of Delaware law, could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions include the Company's ability to issue, without further stockholder approval, preferred stock in one or more series which could have rights and preferences senior to the Common Stock. Such rights and privileges could adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

BENEFITS TO RELATED PARTY

    The Company intends to use approximately $2,500,000 of the net proceeds of this offering for the repayment of indebtedness to AUGI, the Company's sole stockholder. See "Certain Transactions."

POTENTIAL CONFLICTS OF INTEREST

    It is expected that Robert Marcus, the President and Chief Executive Officer of the Company, and other executive officers of the Company will devote substantially all of their working time to the Company. However, it is expected that Robert M. Rubin, the Company's Chairman of the Board, and Howard B. Katz, the Company's Executive Vice President and Treasurer, will devote only approximately 10% of their working time to the Company, and that the balance of their working time may be devoted to other business and investment activities, including their duties as Chief Executive Officer and Executive Vice President of AUGI, respectively, and an officer or director of other AUGI subsidiaries. In addition, certain members of the Company's Board of Directors are involved in other endeavors. Accordingly, these individuals will be able to devote only a portion of their time to the Company's business. See "Management."

BROAD DISCRETION IN ALLOCATION OF NET PROCEEDS

    The Company intends to use approximately 59.1% of the net proceeds of this offering primarily for general corporate purposes, including working capital and possible acquisitions of businesses, technologies and products complementary to the Company's business, although the Company has not identified any such acquisition to date. The Company expects that, at the completion of this offering, a total of approximately $2,500,000 in indebtedness will be outstanding under (i) a promissory note payable to AUGI in the principal amount of approximately $1,140,000 issued in connection with the capitalization of the Company and (ii) a line of credit agreement with AUGI providing for advances of up to $2,750,000 (of which in excess of $1,360,000 is expected to be outstanding at such date). Other than the repayment of such outstanding indebtedness plus accrued interest, as well as net proceeds allocated to research and development and marketing and sales, the Company has no other specific plans to use the net proceeds of this offering. Accordingly, management will retain broad discretion to allocate a significant portion of the net proceeds of this offering. See "The Company," "Use of Proceeds" and "Certain Transactions."

NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between the Company and the Representative and may not be indicative of the market price of the Common Stock after this offering. The trading price of the Common Stock is likely to be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results; announcements of technological innovations, new products or new contracts by the Company or its competitors; developments with respect to intellectual or other proprietary rights; conditions and trends in the Company's markets; changes in financial estimates by securities analysts; general market conditions and other factors. In addition, the public equity markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stocks of technology companies. These broad market fluctuations, as well as shortfalls in sales or earnings as compared with public market analysts' expectations, changes in such analysts' recommendations or projections and general economic and market conditions, may adversely affect the market price of the Company's Common Stock. See "Underwriting."

DILUTION

    Purchasers of the Common Stock offered hereby will incur immediate substantial dilution in pro forma net tangible book value per share from the
assumed initial public offering price of $     per share in the amount of $    .
See "Dilution."

NO DIVIDENDS

    The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices of the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. After this
offering, the Company will have outstanding           shares of Common Stock. Of
such shares, the        shares of Common Stock offered hereby will be freely
tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as defined in Rule 144 under the Securities Act. The remaining 3,000,000 shares of Common Stock which are issued and outstanding, as well as all of the 1,362,000 shares issuable upon exercise of outstanding stock options under the 1997 Plan, will be "restricted securities," as defined in Rule 144. Pursuant to certain "lock-up" agreements, all of the executive officers, employees and directors of the Company holding stock options, and AUGI as the sole owner of the 3,000,000 outstanding shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 18 months after the date of this Prospectus. Such agreements provide that the Representative may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lockup agreements; although it has no present intention of doing so. See "Shares Eligible for Future Sale" and "Underwriting."

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK AS A RESULT OF AUGI
  COMMON STOCK PRICE

    As of August 19, 1997, there were approximately 10,478,000 shares of common stock of AUGI issued and outstanding, of which approximately 7,591,000 shares were publicly held. AUGI's common stock is listed on Nasdaq. On September 2, 1997, the closing price of such AUGI common stock was $6.44 per share. The prevailing per share trading price of AUGI common stock may have a direct impact on the future trading price of the Common Stock. In addition, potential negative developments affecting AUGI which may be unrelated to the Company's business may adversely affect the market value of the Common Stock.

                                  THE COMPANY

    In July 1996, AUGI acquired, through a merger transaction, 100% of the capital stock of Connectsoft, Inc., a Washington corporation ("Old Connectsoft") in exchange for 1,000,000 shares of AUGI convertible preferred stock having a $3,500,000 aggregate liquidation preference and convertible under certain conditions into a minimum of 1,000,000 shares and a maximum of 3,000,000 shares of AUGI common stock. At the time of the acquisition, Old Connectsoft was engaged in (a) providing computer software consulting and related services to third parties; (b) developing and marketing computer software products sold at retail known as EMAIL CONNECTION and EMAIL FOR KIDS; and (c) developing a proprietary software product (the "Application Server Software") that allows users to run WINDOWS application server software programs designed for the Microsoft Windows NT operating system on (i) users' existing Unix workstations, X-terminals and other X-windows devices, Macintosh terminals and Java-enabled network computers, which would otherwise not be WINDOWS compatible, and (ii) on older versions of WINDOWS compatible workstations which are otherwise incapable of running newer versions of Microsoft compatible software. Immediately following the acquisition of Old Connectsoft, AUGI transferred certain assets relating to the Application Server Software to Exodus Technologies, Inc., a majority-owned subsidiary of AUGI.

    Effective as of July 31, 1997, Old Connectsoft transferred to AUGI all of its technology, assets and business relating exclusively to the development of FreeAgent, including the assignment of the Hewlett-Packard software license agreement, subject to related liabilities (the "FreeAgent Assets"). Contemporaneously with the transfer of the FreeAgent Assets, AUGI agreed to (i) forgive certain indebtedness and obligations owed by Old Connectsoft (other than in respect of costs related to the development of the Application Server Software), and (ii) indemnify and hold harmless Old Connectsoft from and against any and all liabilities and debts related to claims which arise out of the business or operations of Old Connectsoft prior to the date of such transfer other than liability, debt, loss, cost or claims arising out of the business and operations of the Application Server Software now held by another AUGI subsidiary.

    Additionally, effective as of July 31, 1997, AUGI transferred to the Company all of the FreeAgent Assets. Pursuant to the terms of such transfer, the Company executed a promissory note payable to AUGI in the principal amount of approximately $1,140,000 (the "Asset Transfer Note"), representing the cash advances in excess of $1,000,000 (which amount was satisfied by issuance of the Common Stock to AUGI) made by AUGI to Old Connectsoft in connection with the FreeAgent Assets. Contemporaneously with the transfer of the FreeAgent Assets, AUGI agreed to indemnify and hold harmless the Company from and against any and all liabilities and debts related to claims which arise out of the business or operations of Old Connectsoft prior to the date of such transfer, other than (i) the indebtedness under the Asset Transfer Note, (ii) matters arising after September 1, 1996 which are related solely to the FreeAgent Assets, (iii) the activities of Old Connectsoft related to the development and utilization of the FreeAgent Assets and (iv) the obligations which have been directly incurred by Old Connectsoft in connection with the development and utilization of the FreeAgent Assets. In consideration for the transfer of assets and such indemnification, the Company issued to AUGI 3,000,000 shares of Common Stock of the Company and executed and delivered the Asset Transfer Note . See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

    FreeAgent, and all of the technology developed and acquired by the Company in connection with such software system, were developed and acquired by the FreeAgent division of Old Connectsoft commencing on September 1, 1996 (the "FreeAgent Division"). Unless the context otherwise indicates, the "Company" includes the FreeAgent Division.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the         Shares offered
hereby by the Company are estimated to be approximately $20,760,000 ($23,964,000 if the Underwriters' over-allotment option is exercised in full), assuming an
initial public offering price of $      per share, and after deducting
underwriting discounts and commissions and estimated offering expenses.

    The Company intends to use the net proceeds of this offering as follows: (i) approximately $4,000,000, or 19.3% of the net proceeds, to expand marketing and sales activities of FreeAgent in the United States and abroad, (ii) approximately $2,000,000, or 9.6% of the net proceeds, primarily to enhance the Company's ongoing FreeAgent research and development program, including licensing of complementary third-party software, (iii) approximately $2,500,000, or 12.0% of the net proceeds, to pay the $1,140,000 Asset Transfer Note, plus accrued interest, in its entirety and the balance of the $2,500,000 to repay all or a portion of the outstanding principal balance, plus accrued interest, under a line of credit agreement with AUGI, as described below, and (iv) the remaining net proceeds, estimated at approximately $12,260,000, or 59.1% of the net proceeds, for additional working capital and general corporate purposes, including potential acquisitions of complementary businesses and technologies.

    Under a line of credit agreement with AUGI entered into as of July 31, 1997 (the "AUGI Line of Credit"), the Company may borrow from time to time, prior to the earlier of the completion of this offering or January 31, 1999, up to $2,750,000 from AUGI to be used by the Company to fund its working capital needs, including research and development and marketing and sales activities related to FreeAgent. Borrowings under the agreement will be unsecured and will bear interest at 8% per annum, with annual interest added to the outstanding principal amount. As of August 31, 1997, AUGI had advanced approximately $275,000 to the Company under such agreement. The Company expects that outstanding advances under such agreement will be in excess of $1,360,000 at the completion of this offering. The Company intends to use the net proceeds of this offering to repay all or a portion of the AUGI Line of Credit at the completion of this offering. In the event outstanding balances under the AUGI Line of Credit are less than $1,360,000, the excess proceeds will be added to working capital. If advances under the AUGI Line of Credit at the completion of this offering exceed $1,360,000, such excess, if any, will bear interest at 10% per annum, with annual interest added to the outstanding principal amount, and will be due on July 31, 2000. AUGI has informed the Company that this agreement is not in conflict with the covenants of any other of its financing arrangements currently in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company may also use a portion of the balance of the net proceeds to acquire or invest in businesses, technologies and products complementary to the Company's business. While from time to time the Company evaluates potential acquisitions of such businesses, technologies and products, there are no present understandings, commitments or agreements with respect to any such transaction. The Company believes that the proceeds of this offering, together with license fees or other income, will be sufficient to meet the Company's projected requirements for working capital and capital requirements through at least the next 18 months. Pending such uses, the Company intends to invest the net proceeds from the offering in investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

                                DIVIDEND POLICY

    The Company has never paid or declared any cash dividends. The Company intends to retain future earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth, as of July 31, 1997, the short-term debt and capitalization of the Company on an actual and as adjusted basis to give effect
to the sale and issuance of the         Shares offered by the Company hereby
(after deducting the estimated underwriting discounts and commissions and
estimated offering expenses) at an assumed public offering price of $    per
share, and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                                              JULY 31, 1997
                                                                                       ---------------------------
                                                                                          ACTUAL      AS ADJUSTED
                                                                                       ------------  -------------
Note payable to AUGI.................................................................  $  1,140,000  $    --
Shareholder's (deficit) equity:
  Preferred stock, par value $.001; 5,000,000 shares authorized; no shares issued and
    outstanding......................................................................       --            --
  Common stock, par value $.001; 30,000,000 shares authorized; 3,000,000 (actual) and
            shares (as adjusted) issued and outstanding(1)...........................         3,000
  Additional paid in capital.........................................................       997,000     21,760,000
  Deficit accumulated during the development stage...................................    (2,833,000)    (2,833,000)
                                                                                       ------------  -------------
        Total shareholder's (deficit) equity.........................................    (1,833,000)    18,927,000
                                                                                       ------------  -------------
  Total capitalization...............................................................  $   (693,000) $  18,927,000
                                                                                       ------------  -------------
                                                                                       ------------  -------------

------------------------

(1) Does not include (i)       shares of Common Stock issuable upon exercise of
    the Representative's Warrants and (ii) 1,362,000 shares of Common Stock intended to be reserved for issuance upon exercise of outstanding options, and 188,000 additional shares of Common Stock reserved for issuance upon exercise of options available for future grant, under the Company's 1997 Plan. See "Management -- Stock Option Plan," "Underwriting" and Note 1 of Notes to Financial Statements.

                                    DILUTION

    As of July 31, 1997, the Company had a net tangible book value deficit of $(1,833,000) or $(0.61) per share of Common Stock. Net tangible book value deficit per share represents the amount of net tangible assets, less total liabilities as of July 31, 1997, divided by the number of shares of Common Stock issued to AUGI as of July 31, 1997. After giving effect to the sale by the
Company of the        Shares offered hereby at an assumed initial public
offering price of $    per share (after deducting the estimated offering
expenses and underwriting discounts and commissions), the net tangible book
value of the Company as of July 31, 1997 would have been $         or $    per
share. This represents an immediate increase in such net tangible book value of
$    per share to existing stockholders and an immediate dilution of $   per
share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............................             $
  Net tangible book value per share at July 31, 1997........................  $   (0.61)
  Increase in net tangible book value per share attributable to new investors...............................................................
                                                                              ---------
Net tangible book value per share after this offering.......................
                                                                                         ---------
Dilution per share to new investors.........................................             $
                                                                                         ---------
                                                                                         ---------

    The following table summarizes, as of July 31, 1997, the differences in the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing and new investors:

                                                                                              TOTAL              AVERAGE
                                                              SHARES PURCHASED            CONSIDERATION           PRICE
                                                           -----------------------  --------------------------     PER
                                                             NUMBER      PERCENT       AMOUNT        PERCENT      SHARE
                                                           ----------  -----------  -------------  -----------  ---------
Existing shareholder.....................................   3,000,000            %  $   1,000,000         4.0%  $    0.33
New investors............................................                        %  $  24,000,000        96.0%  $
                                                           ----------       -----   -------------       -----
Total....................................................                   100.0%  $  25,000,000       100.0%
                                                           ----------       -----   -------------       -----
                                                           ----------       -----   -------------       -----

    The above table assumes no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment option is exercised in full, new
investors will have paid $27,600,000 for         shares of Common Stock,
representing approximately 96.5% of the total consideration for     % of the
total number of shares of Common Stock outstanding. See "Underwriting."

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below with respect to the Company's statement of operations for the period from September 1, 1996 (date of inception) to July 31, 1997 are derived from the financial statements audited by Price Waterhouse LLP, independent accountants, which are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes included herein.

                                                                                 SEPTEMBER 1, 1996
                                                                                     (DATE OF
                                                                                    INCEPTION)
                                                                                 TO JULY 31, 1997
                                                                                 -----------------
STATEMENT OF OPERATIONS DATA:(1)
Revenue........................................................................    $    --
                                                                                 -----------------
Costs and expenses:
  Research and development.....................................................          899,000
  Selling, general and administrative..........................................        1,816,000
                                                                                 -----------------
Operating loss.................................................................       (2,715,000)
Interest expense...............................................................         (118,000)
                                                                                 -----------------
Loss before provision for income taxes.........................................       (2,833,000)
Provision for income taxes.....................................................         --
                                                                                 -----------------
Net loss.......................................................................    $  (2,833,000)
                                                                                 -----------------
                                                                                 -----------------
Pro forma net loss per share(2)................................................    $       (0.94)
Pro forma weighted average number of shares outstanding(2).....................        3,000,000
Supplemental pro forma net loss per share(3)...................................    $       (0.88)
Supplemental pro forma weighted average number of shares outstanding(3)........        3,132,000

                                                                                           JULY 31, 1997
                                                                                 ---------------------------------
                                                                                      ACTUAL        AS ADJUSTED(4)
                                                                                 -----------------  --------------
BALANCE SHEET DATA:
Working capital (deficit)......................................................    $  (2,215,000)    $ 18,545,000
Total assets...................................................................          382,000       20,002,000
Total current liabilities......................................................        2,215,000        1,075,000
Deficit accumulated during development stage...................................       (2,833,000)      (2,833,000)
Shareholder's (deficit) equity.................................................    $  (1,833,000)    $ 18,927,000

------------------------

(1) The Company is a development stage enterprise. On September 1, 1996, the Company (as a division of Old Connectsoft) began to dedicate resources to the development of its FreeAgent software system. See "The Company" and Note 1 of Notes to Financial Statements.

(2) Pro forma net loss per share is calculated on the basis of 3,000,000 shares of Common Stock being outstanding for the period presented, representing the 3,000,000 shares of Common Stock issued to AUGI effective as of July 31, 1997. See Note 1 of Notes to Financial Statements.

(3) Supplemental pro forma net loss per share and supplemental pro forma weighted average number of shares outstanding have been adjusted to give effect to the use of $1,140,000 of net proceeds from the sale of 132,000 shares of Common Stock to repay indebtedness as of September 1, 1996 (date of inception). Net loss for the period decreased by $91,000 representing interest expense on such debt.

(4) Adjusted to give effect to the sale by the Company of          shares of
    Common Stock offered hereby at an assumed initial public offering price of
    $    per share, after deduction of underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDES FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THE FACTORS DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED.

OVERVIEW

    The Company commenced operations in September 1996 to develop a unified, intelligent communications system which it is marketing under the name FreeAgent. FreeAgent is designed to unify communications into a single message box, allow access to that message box through any telephone or online computer, and apply advanced autonomous software processes (known as intelligent agentry) to the data flowing in and out of the message box for the purpose of automating communications and assisting the user in managing communications. Since its formation, the Company has been in the development stage, with its principal activities to date consisting of the development and marketing of FreeAgent and its related technology. From September 1, 1996 (date of inception) to July 31, 1997, the Company had not generated any revenue from the development of its product, had incurred significant losses since inception and had substantial negative cash flow from operations. For that period, the Company had a net loss and a deficit accumulated during the development stage of $2,833,000. The Company expects to continue to incur substantial losses at least through the fiscal year ending July 31, 1998.

    A PC-based component of FreeAgent has been recently developed for the Inkjet Printer Division of Hewlett-Packard. Pursuant to a software license agreement executed in April 1997 and modified in August 1997, the Company delivered a beta version of its software to Hewlett-Packard in May 1997 and expects to deliver a commercial production version of such software in an initial Japanese language version in September 1997, followed by an English language version by November 1997. In accordance with the modified agreement, in the event the Company fails to deliver such software by September 22, 1997, outstanding license fees payable by Hewlett-Packard are subject to reduction on a daily basis from $1,000 to $10,000, depending on the length of the delay, until the software is delivered. The Company believes that, based on its efforts to date, it will deliver the commercial production version of such software on a timely basis, although there can be no assurance of such timely delivery. Performance of this agreement, which is the Company's only customer contract to date, is expected, assuming timely delivery and acceptance, to result in $1,000,000 in initial license fees and $300,000 in royalty payments, payable in four quarterly installments of $75,000 following the delivery of the software. To date, $750,000 in license fees has been received by the Company under the agreement. In accordance with the Company's revenue recognition policy, fees from this agreement will be recognized as revenue upon the timely delivery and acceptance of such software by Hewlett-Packard.

    The Company will generally seek to enter into future customer contracts pursuant to which it would install, upgrade and maintain FreeAgent in exchange for license fees and/or a share of monthly premium and usage fees.

RESULTS OF OPERATIONS

    The Company is in the development stage and has not generated any revenue to date. As of July 31, 1997, the Company had an accumulated deficit during the development stage of $2,833,000. Following this offering, the Company expects to increase the amounts spent on its research and development and sales and marketing efforts to further develop FreeAgent and its related technology and to expand its business. Expanding such efforts will increase the rate of losses until such time as the Company begins to generate offsetting revenue.

    PERIOD FROM SEPTEMBER 1, 1996 (DATE OF INCEPTION) TO JULY 31, 1997

    The Company commenced operations in September 1996 and did not generate any revenue during the period from September 1, 1996 (date of inception) to July 31, 1997. The $750,000 in initial license fees received and recorded under the Hewlett-Packard software license agreement has been classified as deferred revenue as of July 31, 1997, pursuant to the Company's revenue recognition policy. These amounts will be recognized as revenue when the commercial production version of this software is delivered to and accepted by Hewlett-Packard. The Company believes that delivery of such software will occur on or prior to September 8, 1997.

    Research and development expenses are comprised largely of costs associated with payroll and contract personnel engaged in development activities and purchased software as discussed in the following paragraph. During the period from September 1, 1996 (date of inception) to July 31, 1997, research and development expenses were $899,000. Since the product has not yet achieved technological feasibility, all of these costs have been expensed in accordance with the Company's policy for software development costs. The Company anticipates increasing the amounts spent on research and development activities in the foreseeable future and intends to use approximately $2,000,000 of the net proceeds of this offering for research and development. Prior to the completion of this offering, such funds may be advanced to the Company by AUGI. See "--Liquidity and Capital Resources."

    In July 1997, the Company entered into a software license agreement with DCL. Under the terms of this agreement, the Company paid DCL an initial license fee of $100,000 in July 1997 and agreed to pay an additional $200,000 upon the achievement of certain milestones in DCL's software development effort. The DCL agreement also provides for the payment of a royalty equal to five percent of the net revenues of the Company derived from the licensing of products incorporating DCL's technology. These royalties will be offset against minimum royalty commitments of $200,000, $587,500 and $362,500 for the fiscal years ending July 31, 1998, 1999 and 2000, respectively. In August 1997, the Company entered into a software development agreement and a license agreement with SRI. Under the software development agreement, the Company agreed to pay for SRI's consulting and development services in connection with the completion of SRI's OAA system, estimated to be $126,000. Such amount is payable upon the completion of certain milestones. The Company paid SRI $30,000 upon the execution of the agreement and agreed to pay SRI an additional $20,000 on September 21, 1997, with the balance payable on a monthly basis thereafter against the receipt of invoices for work performed. In addition, under the license agreement, the Company agreed to pay SRI a one percent royalty on net sales of the Company's products utilizing SRI's computer code. See "Business - Technology Licenses."

    Selling, general and administrative expenses are comprised largely of payroll and associated costs relating to the Company's executive management team, its sales and marketing personnel and related office overhead and administrative costs allocated from AUGI. Selling, general and administrative expenses for the period from September 1, 1996 (date of inception) to July 31, 1997 were $1,816,000. The Company expects selling, general and administrative expenses to increase significantly as it funds its sales and marketing activities for FreeAgent and as it increases the number of employees and level of corporate and administrative activity. The Company intends to use approximately $4,000,000 of the net proceeds of this offering for marketing and sales.

    Interest expense is comprised of interest allocated on actual intercompany borrowings accruing interest at 8% per annum. Interest expense for the period from September 1, 1996 (date of inception) to July 31, 1997 was $118,000.

LIQUIDITY AND CAPITAL RESOURCES

    To date, the Company has been financed solely through funding from AUGI, its sole stockholder. The Company had no cash or cash equivalents as of July 31, 1997.

    In connection with the transfer of the FreeAgent Assets, the Company executed as of July 31, 1997, a promissory note payable to AUGI in the principal amount of approximately $1,140,000 (the "Asset Transfer Note"). Such indebtedness is unsecured, due on demand and bears interest at 8% per annum, with annual interest added to the outstanding principal amount. The Company intends to use a portion of the net proceeds of this offering to pay the Asset Transfer Note in its entirety at the completion of the offering. See "Use of Proceeds."

    The Company entered into the AUGI Line of Credit as of July 31, 1997, pursuant to which the Company may borrow from time to time, prior to the earlier of the completion of this offering or January 31, 1999, up to $2,750,000 from AUGI to be used by the Company to fund its working capital needs, including research and development and marketing and sales activities related to FreeAgent. Borrowings under the agreement will be unsecured and will bear interest at 8% per annum, with annual interest added to the outstanding principal amount. As of August 31, 1997, AUGI had advanced approximately $275,000 to the Company under such agreement. The Company expects that outstanding advances under such agreement will be in excess of $1,360,000 at the completion of this offering. The Company intends to use the net proceeds of this offering to repay all or a portion of the AUGI Line of Credit, plus accrued interest, at the completion of this offering. In the event outstanding balances under the AUGI Line of Credit are less than $1,360,000, the excess proceeds will be added to working capital. If advances under the AUGI Line of Credit at the completion of this offering exceed $1,360,000, such excess, if any, will bear interest at 10% per annum, with annual interest added to the outstanding principal amount, and will be due on July 31, 2000. AUGI has informed the Company that this agreement is not in conflict with the covenants of any other of its financing arrangements currently in effect. See "Certain Transactions."

NET OPERATING LOSS CARRYFORWARDS

    The Company has incurred net losses for financial reporting and tax purposes since inception. As of July 31, 1997, the Company was included in the AUGI consolidated federal tax return. Net operating loss carryforwards generated through July 31, 1997, when the Company was a division of Old Connectsoft, will remain with AUGI. Upon the completion of this offering or any other changes in ownership that cause the Company to no longer be included in AUGI's consolidated federal tax return, the Company will have available to it the net operating losses generated from August 1, 1997 to the date of the change in control to the extent the net operating losses are not utilized by AUGI. A full valuation allowance has been recorded against net operating loss carryforwards due to the Company's limited operating history and therefore uncertainty regarding their future utilization.

RECENT PRONOUNCEMENT OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which simplifies the standards for computing earnings per share previously found in APB Opinion No.
15. Statement No. 128 is required to be adopted by the Company in the fiscal year ending July 31, 1998. The effect of the adoption of Statement No. 128 on the Company's net loss per share has not been determined.

                                    BUSINESS

OVERVIEW

    The Company is developing a unified, intelligent communications system which it is marketing under the name "FreeAgent." FreeAgent is designed to unify communications into a single message box, allow access to that message box through any telephone or online computer and apply advanced autonomous software processes (known as intelligent agentry) to the data flowing in and out of the message box for the purpose of automating communications and assisting the user in managing communications. FreeAgent is being developed to integrate e-mail, voice mail, facsimile, paging, content from the Web and potentially any other digital data from the Internet, enterprise intranets, PBX telephone systems and PSTN.

    FreeAgent is capable of applying advanced media transformation processes (such as text-to-speech conversion), advanced user interface technologies (such as limited speech recognition) and specified agentry processes (such as automated message and information monitoring), so that a person can send or receive a message between most currently used communications media, using any wireline or wireless telephone on PBX or PSTN systems or any PC on the Internet or an intranet. For example, e-mail sent from a PC can be heard as voice mail on a telephone and voice mail sent by telephone can be received and listened to on a computer. Similarly, content on Web pages can be listened to on a telephone, as well as read on a computer. FreeAgent was previewed at the Internet World Summer trade show in July 1997 and is expected to be commercially released in December 1997. The Company has developed a customized PC-based component of FreeAgent for Hewlett-Packard, which is expected to be delivered in an initial Japanese language version in September 1997. As part of the continuing development of FreeAgent, the Company intends to incorporate natural language understanding (the ability to convert the spoken word to computer commands) and additional agentry functions (such as automated notification of urgent messages or of changes in stock market prices, or the ability to complete simple transactions such as making airline reservations) into the system. Such changes are being designed to further facilitate the command and control of the FreeAgent system by telephone and to further enhance FreeAgent's functionality and services.

    Following the acquisition of the Company by AUGI, and after evaluating the Company's existing technology base and expertise, the Company determined, in September 1996, to begin to focus its efforts on the development of FreeAgent. FreeAgent was originally conceived by a research group comprising part of the Company's management team, and extensive product engineering and development work has been performed since September 1996 in connection with this system. See "--The FreeAgent System."

INDUSTRY BACKGROUND

    In the recent past, routine electronic communication between individuals was typically accomplished by means of fixed-site telephones, requiring both parties to be available at the same time and at set locations. Today, the fixed-site telephone remains an important communications tool, but individuals also communicate via wireless networks such as cellular telephone networks and paging services and by voice mail, e-mail and facsimile. Wireless networks allow an increasingly mobile work force to communicate free from the limitations of the fixed-site telephone. Paging services, e-mail and voice mail are not restricted to real time communications and allow automated delivery and retrieval of electronic messages.

    Availability of electronic information has undergone similarly dramatic changes, evolving from primarily mainframe-based systems, often located on limited access networks at corporations, to publicly available sources such as online services (E.G., America Online ("AOL"), the Microsoft Network and CompuServe), the Internet (including the Web) and interactive telephone information systems. These services enable individuals to locate and retrieve vast amounts of information remotely using standard devices such as PCs. PCs are now widely used in businesses and homes, and many are equipped with a fax modem that allows transmission and receipt of facsimiles and remote communications with computer networks.

    These changes in the communications marketplace are evidenced by the multitude of communications devices and information services available today. Industry observers estimate that, as of the end of 1996, in the United States there were approximately 150 million telephone access lines, 14 million facsimile machines and an installed base of approximately 38 million PCs in homes. In addition, industry sources estimate that, in the United States as of the end of 1996, there were approximately 19 million cellular telephone subscribers and approximately 18 million pager subscribers. The growth in the number and types of communications devices has spawned a large market in communications and information exchange. Industry sources estimate that, during 1996, revenues of the United States communications industry from cellular telephone subscribers were approximately $18 billion and paging service revenues in North America were approximately $3 billion. During 1996, there were more than 5 million subscribers to commercial online networks worldwide, and the Internet had an estimated 38 million users worldwide.

    While communications services have proliferated, these services are generally provided in a discrete and unbundled manner by service-specific companies. For example, an individual may have local telephone service provided by NYNEX, long distance telephone service provided by AT&T, online service provided by AOL, and paging, voice mail, facsimile and e-mail services provided by several other service companies. These services, typically, are not well integrated. For instance, currently it is generally not possible to access e-mail without a computer or to access voice mail through the various online services. Users face an environment in which paging messages travel through discrete networks to paging devices, voice mail is provided through a fixed-site switch, online services are accessed through PCs and facsimiles are sent and received through devices which are numerous but generally not portable. In addition, many individuals do not have access to dedicated information management systems or to administrative support to process and manage all of the information available. An individual requiring access to all of these services must use a multitude of access devices, work across a number of interface protocols and manage a large number of service providers, which is generally cumbersome and expensive.

THE FREEAGENT SOLUTION

    FreeAgent has been designed as a solution to information overload, lack of message integration and insufficient human assistance. To address information overload and the lack of message integration, FreeAgent is designed to unify into a single message box e-mail, voice mail, facsimile, page messaging, Web content and potentially any other digital data found on the Internet, corporate intranets, PBX telephone systems and the PSTN and to allow access to the message box from any telephone or online computer. To address problems experienced by individuals who do not have access to dedicated information management systems or to administrative support to process and manage available information, the Company intends to develop future versions of the FreeAgent system to incorporate natural language understanding (the ability to convert the spoken word to computer commands) and additional agentry functions (such as automated notification of urgent messages or of changes in stock market prices or the ability to complete simple transactions such as making airline reservations).

    The Company believes no other company is currently marketing a network-based system with the potential functionality of FreeAgent, which is being designed to possess the following features:

    - communications integrated in a universal message box;

    - universal access to the message box through either an online PC or a telephone on a PBX or PSTN system;

    - application of advanced autonomous software processes (intelligent agentry) to the data flowing in and out of the message box;

    - open, modular system architecture to facilitate integration with the existing systems of its potential customers and to permit the use of readily available third-party hardware and software ("best of breed" components);

    - scalability to enable the system to be used by tens of thousands of potential users concurrently; and

    - open systems design to allow for future enhancement of the system without requiring system redesign, reintegration of existing hardware or software or interruption of service.

    The Company intends to enhance the FreeAgent system in 1998 with natural language processing (to further facilitate command and control of the system by telephone) and more advanced agentry.

GROWTH STRATEGY

    The Company's objective is to become a leader in the development of unified, intelligent communications systems. The Company intends to pursue this objective by:

    ACCELERATING ITS MARKETING AND SALES ACTIVITIES, IN BOTH THE UNITED STATES AND ABROAD. The Company plans to accelerate its marketing and sales activities, in both the United States and abroad, by targeting and forming strategic relationships with telecommunications companies, large ISPs, multinational vendors of telecommunications technologies to large enterprises, and large enterprises operating internal communications themselves, representing channels into millions of potential end-users. FreeAgent would provide these customers with a range of basic and optional communications features to offer to their own subscribers as premium monthly fee services. The Company will seek to structure relationships with its customers so that it will receive an initial fee and a portion of the recurring monthly fees and usage fees that such customers receive. The Company has also targeted computer and printer manufacturers, such as Hewlett-Packard.

    LICENSING ADDITIONAL THIRD-PARTY SOFTWARE. The Company will seek to license additional third-party software to enhance its system. These new agent services may include foreign language translation and other services. If the Company's OAA system is successfully developed, the extensible architecture of FreeAgent will enable services to be added without redesigning the system.

    BROADENING THE COMPANY'S ENGINEERING EFFORTS TO DEVELOP ADDITIONAL CAPABILITIES. FreeAgent's architecture and software are being designed to permit easy incorporation of newly developed capabilities. The Company intends to broaden its engineering efforts to develop additional capabilities of FreeAgent, such as the development and acquisition of various discrete software agents.

    PURSUING STRATEGIC ACQUISITIONS OF SELECTED BUSINESSES AND TECHNOLOGIES TO ADD VALUE. The Company intends to seek strategic acquisitions of selected businesses, technologies and products to add value to the Company's communications system, particularly in the telecommunications, Internet service or communications network vendor industries.

THE FREEAGENT SYSTEM

    THE FREEAGENT PRODUCT

    FreeAgent is designed to unify communications into a single message box, allow access to that message box through any telephone or online computer and apply advanced autonomous software processes (known as intelligent agentry) to the data flowing in and out of the message box for the purpose of automating communications and assisting the user in managing communications. FreeAgent is being developed to integrate e-mail, voice mail, facsimile, paging, content from the Web and potentially any other digital data from the Internet, enterprise intranets, PBX telephone systems and the PSTN. The Company believes that FreeAgent is capable of applying advanced media transformation processes (such as text-to-speech conversion), advanced user interface technologies (such as limited speech recognition) and specified agentry processes (such as automated message and information monitoring), so that a person can send or receive a message between most currently used communications media, using any wireline or wireless telephone on PBX or PSTN systems or any PC on the Internet or an intranet. For example, e-mail sent from a PC can be heard as voice mail on a telephone and voice mail sent by a telephone can be received and listened to on a computer. Similarly, content on Web pages can be listened to on a telephone, as well as read on a computer.

    FreeAgent is intended to allow users to control their communications through either a PC connected to the Internet or a telephone, according to their own preferences, independent of how a communication was originally sent. When accessing FreeAgent from a PC, the user is presented with the user interface of the Hyper Text Markup Language ("HTML") client application. An on-screen interface for command and control of FreeAgent functionality is accessible from within this application. All voice mail, facsimile, page and e-mail messages are displayed separately on the user's PC. As currently designed, messages in the universal message box can be viewed and/or listened to (depending upon the type of message), forwarded to individuals or broadcast to groups. Messages will be delivered over the Internet. FreeAgent enables access to its universal message box from any Microsoft Windows or Apple Macintosh computer by working with Internet-based messaging programs such as Microsoft Outlook Express, Netscape Navigator and NovitaMail.

    With FreeAgent's telephone interface, a user can access its universal message box through a telephone. Using telephone keypad commands (and potentially in future versions of FreeAgent, natural voice commands), a user can send, forward and broadcast messages to individuals or groups. An individual may also retrieve e-mail or access up to 98 personal Web page addresses that have been assigned numbers from 1 to 98, called bookmarks. One of these bookmarks can be a Web search engine, to allow the user to look for information on additional Web sites. When a user selects an e-mail message or Web page, FreeAgent's agents will "strip out" irrelevant information, such as HTML coding and graphics, and translate the text to speech. The message or Web page is then read to the user. The user has the ability to listen to an e-mail or Web page and has access to full, standard voice mail usage functionality (E.G., to save, delete and forward the content).

    Descriptions of the current capabilities of FreeAgent are illustrated below:

    - A SALESPERSON HAS 15 MINUTES BEFORE BOARDING HER PLANE. SHE DIALS HER FREEAGENT NUMBER, LISTENS TO THE LATEST NEWS RELEASE FROM THE WEB SITE OF THE CLIENT SHE IS TRAVELING TO MEET, USES A WEB SEARCH ENGINE TO LOCATE A RESTAURANT APPROPRIATE FOR HER DINNER MEETING AND HAS FREEAGENT DIAL THROUGH TO THE RESTAURANT SO SHE CAN MAKE A RESERVATION. SHE LISTENS TO HER E-MAIL AND DICTATES ANSWERS. NEXT TELEPHONE BREAK, SHE WILL CHECK THE WEB FOR NEWS ON HER INDUSTRY AND HER INVESTMENTS. IN HER HOTEL ROOM TONIGHT, SHE WILL LOG IN WITH HER LAPTOP COMPUTER, GO TO HER FREEAGENT MESSAGE BOX AND HANDLE ANY NEW COMMUNICATIONS.

    - A SUCCESSFUL, NON-COMPUTER LITERATE ENTREPRENEUR TRIED BRIEFLY TO LEARN TO TYPE BUT ABANDONED COMPUTING TO HIS ASSISTANT. WITH FREEAGENT, INSTEAD OF HAVING TO RELY ON HIS ASSISTANT TO HELP HIM WITH HIS E-MAIL, HE LISTENS TO IT ON A TELEPHONE AND CAN RESPOND IMMEDIATELY WITH THE RESPONSE APPEARING AS A VOICE ATTACHMENT TO THE SENDER'S E-MAIL. HE CAN FORWARD CERTAIN MESSAGES TO PRINT OUT ON HIS FACSIMILE MACHINE. HE IS ALSO ABLE TO CHECK A SERIES OF KEY WEB SITES THAT TRACK HIS INDUSTRY DAY TO DAY AND EVEN HOUR TO HOUR. WHEN HE'S OUT OF THE OFFICE, HIS ASSISTANT USES A COMPUTER TO SEND COMMUNICATIONS TO HIS MESSAGE BOX, SO HE CAN HANDLE THEM OVERNIGHT.

    - A SALESMAN IS DRIVING BETWEEN APPOINTMENTS. PREVIOUSLY HE WOULD OBTAIN NEW PRODUCT AND PRICING INFORMATION BY CALLING IN TO HIS COMPANY'S SWITCHBOARD AND ATTEMPTING TO REACH THE APPROPRIATE PERSON. WITH FREEAGENT, HE USES HIS CAR PHONE TO DIAL IN DIRECTLY TO HIS COMPANY'S INTRANET, FROM WHICH ALL SALES INFORMATION IS READ TO HIM INSTANTLY. HE CAN SELECT WEB DATA TO BE FORWARDED TO HIM BY FACSIMILE OR E-MAIL. HE USED TO HANDLE ALL HIS E-MAIL AT NIGHT IN HIS HOTEL ROOM. NOW HE LISTENS TO IT AND RESPONDS WHILE TRAVELING BETWEEN APPOINTMENTS, CUTTING DOWN THE TIME HE SPENDS ONLINE AT NIGHT.

    - A COMPANY INSTALLS FREEAGENT FOR CUSTOMER SUPPORT. IT NO LONGER HAS TO MAINTAIN SEPARATE VOICE MAIL, FACSIMILE, E-MAIL AND WEB-BASED HELP SYSTEMS. IT MAINTAINS ONLY THE WEB SITE. CUSTOMERS WHO PHONE IN ARE ABLE TO HEAR THE INFORMATION READ TO THEM OFF THE WEB SITE AND EVEN HAVE IT FAXED OR E-MAILED TO THEM. THE COMPANY SAVES TIME AND MONEY AND PROVIDES MORE ACCURATE, TIMELY CUSTOMER SUPPORT. THE

      COMPANY ALSO HAS ESTABLISHED ITS PERSONNEL SYSTEMS (HEALTH INSURANCE, VACATIONS, ATTENDANCE AND COMPANY NEWS) ON ITS INTRANET. MOST OF ITS EMPLOYEES DO NOT HAVE COMPUTERS AT HOME, BUT STILL HAVE FULL ACCESS TO COMPANY INFORMATION THROUGH THEIR TELEPHONES. THOSE WITH COMPUTERS CAN USE THEIR BROWSERS TO ACCESS THE SAME INFORMATION.

    The Company expects to commercially release FreeAgent in December 1997. A customized PC-based component of FreeAgent has been developed for Hewlett-Packard and is to be released in an initial Japanese language version in September 1997, followed by an English language version by November 1997.

    PRODUCT DEVELOPMENT

    An agent is an intelligent software component that works autonomously, but in cooperation with a larger software system which defines tasks for the agent to perform. Currently, FreeAgent agents can intelligently process incoming communications. For example, a user can assign an agent the task of scanning all e-mail and facsimiles for reference to "widgets" and file them all in the widget folder, direct the agent to forward a copy of all messages regarding "blue widgets" to a colleague, or dictate an e-mail for the agent to send.

    As part of the continuing development of FreeAgent, the Company intends to enhance its system with natural language understanding and advanced OAA functionality. These enhancements are being co-developed with the Artificial Intelligence Center of SRI. The OAA system, if successful, would represent an innovative method of integrating new software functions with existing programs and would permit FreeAgent to easily incorporate new agentry functions designed by the Company and/or third parties. The Company believes that technological advances will permit the development of agents which would be able to search a variety of digital networks for pre-specified data, execute transactions in accordance with pre-specified directions and notify the user that these objectives have been accomplished. The Company believes that the successful development of OAA technology will enable FreeAgent to operate as a "virtual executive assistant" in processing, managing and automating a user's communications. The Company believes FreeAgent will be available for release with certain of these and other advanced features during 1998.

FREEAGENT ARCHITECTURE

    SOFTWARE SYSTEM ARCHITECTURE

    The Company is developing a software architecture designed to provide unified, intelligent communications by linking existing messaging and content servers with a set of intelligent services provided by the FreeAgent system. This software is comprised of three servers: the Internet/Intranet Access Server, the Telephony Server and, in future generations, the Agent Server. The Internet/Intranet Access Server connects to external messaging and content servers and provides a unified messaging platform for virtually any form of digital data, including voice mail and e-mail. It also provides for unified access to messaging data from an online PC. The Telephony Server provides real time telephone access to the subset of Internet, intranet or extranet digital data that can be converted into audio form, including e-mail, voice mail and Web content. The Agent Server, if successfully developed, is intended to provide a dynamic set of agent-based services, such as monitoring, notification, forwarding and summarization of messages.

    The diagram illustrates the relationships between the Internet/Intranet Access Server, the Telephony Server and the Agent Server, the open agent community and systems access devices including computers and telephones.

    INTERNET/INTRANET ACCESS SERVER. This server is capable of communicating with many different e-mail, voice mail, facsimile and other servers. Where necessary, the Internet/Intranet Access Server utilizes custom-designed interfaces to integrate proprietary messaging servers with Microsoft Exchange, an off-the-shelf commercially available e-mail application. By building upon the unified messaging, centralized storage and management features of Microsoft's Exchange Server, the Company believes that FreeAgent provides a simpler and more powerful method of accessing, translating and managing user communications than is available in proprietary messaging servers.

    In addition, the OAA technology underlying the Agent Server is being designed to provide a means of integrating the Internet and Telephony Access Servers into the entire FreeAgent system, creating a compatible and synergistic system.

    TELEPHONY SERVER. Another key subsystem of the FreeAgent software architecture is the Telephony Server. Based upon technology licensed by DCL to the Company, this server provides real time telephone access to information provided by the Internet/Intranet Access Server. The fundamental features of this server are as follows:

      DYNAMIC VOICE MENU CREATION. A key element of the Telephony Server's design is its innovative use of HTML as a means of dynamically creating a voice user interface out of most data sources. All messaging or content information, regardless of its source, is filtered and converted from its original format into an HTML-based document. The system then dynamically constructs a touch-tone menu from the hyperlinks found within the document. Once created, the textual portions of the document are converted into speech with the help of a text-to-speech engine. Embedded sound data found in Web content or messages is simply played through the telephone. Users can interact with the touch-tone menu much as they would a Web hyperlink, but instead of clicking on the link as they would with a mouse, they use touch-tones (press "one" for e-mail) or, in the future, limited speech recognition (say "one" for e-mail). Through the conversion of HTML to speech, users can browse Web pages and access many other types of information by telephone.

      FAX BACK. At any time while the user is accessing messages and/or content, the user can request that a facsimile containing the current message or Web page be sent to a pre-specified facsimile number.

      NOTIFICATION. The Telephony Server can be instructed by the user to call the user at a pre-specified location when it notices that an important event has occurred. For example, a user can be notified at a pre-specified pager number if a Web page changes or if a particular e-mail has arrived. Once notified, the user can access the appropriate Web information or e-mail through FreeAgent.

    AGENT SERVER. Information can be thought of as data combined with interpretation. Within the FreeAgent system, a distributed community of intelligent software processes, or agents, perform that interpretation. To work together effectively, these agents must collaborate. Traditional distributed systems enable this collaboration by allowing software modules to communicate directly with one another. However, when both software modules must work directly with each other or through Application Programming Interfaces ("APIs"), the software modules tend to become "hard-wired" together. Accordingly, changes made to either software module can adversely affect the other. This approach only allows software modules to communicate with software modules they expect to find and does not allow new software modules to be easily added to the system. If OAA is successfully developed, the Agent Server will allow agents to describe their needs and capabilities to an expert agent, known as the Facilitator. The Facilitator will be designed to contain an expert system and use its knowledge of both agent capabilities and problem-solving techniques to reduce complex user problems into simple requests that can be handled by individual agents within the community. This approach is being designed to allow individual agents to work together to solve problems that they could not solve on their own and to do this without communicating directly with one another. As a result, the Agent Server will be designed to allow new agents, with new capabilities, to be introduced into the proposed system without reengineering the entire system.

    HARDWARE SYSTEM ARCHITECTURE

    The Company does not design or market the hardware on which FreeAgent operates. However, FreeAgent has been designed to operate on readily available third-party hardware, and does not depend upon any custom-designed or proprietary hardware. The system created by this hardware can be tailored to the specific requirements of each individual installation. The hardware components used by the Company, as described below, are available from a variety of third-party vendors.

    CHASSIS. The FreeAgent server chassis is a Pentium Pro-based system running Microsoft Windows NT with the following cards: one for interfacing to the local area network, one for interfacing to the telephone network (PSTN or PBX), and one or more digital signal processing ("DSP") cards, described below.

    MULTIFUNCTION DIGITAL SIGNAL PROCESSING CARDS. Due to the high computational demands inherent in voice-related processes such as text-to-speech and speech recognition, each server incorporates one or more cards dedicated to such DSP tasks. This removes much of the computational burden from the main CPU (central processing unit), and allows each server to be custom configured for a specific workload simply by varying the number of DSP cards installed.

    TELEPHONY SERVICES BUS. The DSP cards are installed in the chassis and send and receive command and control information, and the FreeAgent product is connected to the telephone network through a dedicated "telephony services" bus to send and receive voice information.

    TELEPHONE NETWORK INTERFACE. For telecommunications company and ISP installations, the telephony services bus described above is connected to the PSTN through an interface device provided by the same manufacturer as the telephony services bus and DSP cards, typically in the form of another card. For corporate intranet installations, the telephone network interface will depend upon the existing PBX system.

    EXTERNAL DATA NETWORK INTERFACE. In telecommunications company and ISP installations, the local area network ("LAN") will typically be connected to the Internet through a common router and one or more high bandwidth network connections. Data network interfaces for corporate intranet installations will vary, but Ethernet (a 10 megabits per second data network technology) is widely supported and gateways (network technology and protocol translators) are available from a range of different vendors.

    FreeAgent server installations would be required to serve from hundreds to hundreds of thousands of potential users for many years with consistent reliability. In order to meet these requirements, the FreeAgent architecture has been developed to allow for high degrees of scalability, fault tolerance, fault recovery and overall reliability. For each installation, the Company intends to work with its customer closely to select individual components and/or vendors that have proven themselves under similar demands in the past. FreeAgent's hardware architecture has been designed to integrate the components as effectively as possible to create a system that will meet high standards of performance and reliability.

MARKETING STRATEGY AND PLAN

    MARKETING STRATEGY

    The Company has adopted the following marketing strategies:

    - The Company seeks to "partner" with service companies having large customer bases, including large telecommunications companies, ISPs and Internet online services ("IOSs"), such as AOL, to gain mass distribution and market share. The Internet and wireless operations of these potential partners have been specifically targeted.

    - The Company seeks to license the FreeAgent system with a revenue model primarily based on a share of the monthly revenues companies generate with FreeAgent services, to create steady and growing revenue streams.

    - The Company seeks to employ FreeAgent's open, extensible architecture as a platform for new service development with existing customers and as the basis for long-term relationships in which the Company continually updates, improves and maintains installed systems, as opposed to having to create and sell new products to new customers. The Company believes that this strategy should reduce ongoing marketing, sales and product development costs.

    - The Company seeks to develop distribution channels consisting of companies providing enterprises with data and/or voice-networked services to address the market for sales to such customers. These companies include telecommunications companies, independent ISPs, systems integrators and value-added resellers ("VARs").

    MARKETING PLAN

    The Company's domestic and international marketing program has several components. The primary target of the program is to establish strategic and licensing relationships with telecommunications companies and ISPs, as well as on-line service providers, on-line content providers and direct Internet marketing companies, that can offer to their customers a range of FreeAgent's basic and optional communications features as premium monthly fee services. The Company has the potential to integrate FreeAgent into (i) the switching operations of telecommunications companies, where so-called intelligent network service switching points, service control points and intelligent peripherals are found, and (ii) the LAN of an ISP's access operations, where access servers, routers and various messaging and content servers are found. The Company believes that both telecommunications companies and ISPs are increasingly seeking sources of additional premium revenue, as well as a competitive advantage through value-added services for attracting and retaining customers. The Company's marketing efforts are directed to respond to these needs by offering applications of FreeAgent as the solution.

    To assist the Company's marketing efforts to these companies, the Company recently entered into a non-binding memorandum of understanding with Bellcore to jointly market FreeAgent worldwide, with Bellcore to provide marketing, support and systems integration services in connection with future installations. Bellcore is a leading provider of communications software, engineering and consulting services originally formed by the seven regional Bell operating companies. Under the terms of this memorandum, which does not provide for any funding from or for the Company, the parties intend to jointly market FreeAgent to major telecommunications companies providing both local and long distance communications access through wireline, wireless and Internet service connections. These joint marketing efforts are expected to include, among other activities, sharing booth space at exhibitions, trade shows and conferences, sharing sales leads and prospects, cooperation in the completion of requests for proposals, and production of joint marketing materials with both of the companies' logos. In addition, the parties agreed in the memorandum that Bellcore would provide software support, such as onsite maintenance, implementation of software upgrades and help desk support, and systems integration services, such as design of customer implementations, installation management and technical training. The parties have agreed to use their best efforts to enter into a definitive joint marketing agreement on or before November 21, 1997. Final operating and financial terms of the proposed joint marketing effort have not been finalized to date and there can be no assurance that the Company will consummate any definitive agreement with Bellcore or that any such agreement, if entered into, will result in any sales of the FreeAgent system or otherwise prove profitable for the Company.

    A further component of the Company's marketing program includes targeting computer and printer manufacturers who could incorporate a customized PC-based component of FreeAgent into their own branded proprietary products. The first step in this program was the establishment of a relationship with a major computer and printer channel, which the Company accomplished in April 1997 when it entered into a software license agreement with Hewlett-Packard. See "--Hewlett-Packard Agreement" below. The Company believes that additional opportunities are available to package and market commercially branded versions of FreeAgent in connection with the development of strategic alliances with partners which are computer and printer manufacturers, retail advertisers, direct marketers, online content providers and organizations employing intranets and extranets. These entities can benefit from providing their customers, business partners or employees the ability to automatically download, filter, process and print messages or other data.

    Another component of the Company's marketing program includes targeting large enterprises. FreeAgent is designed to integrate the PBXs and intranets of enterprises to provide the same unified, intelligent communications systems that will be offered to end-users by telecommunications companies and ISPs.

    Through these potential marketing channels, the Company will generally seek to enter into arrangements pursuant to which it would install, upgrade and maintain FreeAgent in exchange for license fees and/or a share of monthly premium and usage fees.

    Currently, the Company's principal means of conducting its marketing efforts is by attending trade shows to demonstrate FreeAgent to potential customers. The Company is also involved in directly contacting and demonstrating the FreeAgent system to representatives of potential telecommunications service company customers who are assigned responsibility for obtaining messaging products for their service networks. The Company initiated an exhibition program, beginning with the preview of FreeAgent at the Internet World Summer trade show in Chicago in July 1997. The Company plans to participate at the Internet World Winter exhibition in New York City in December 1997 and at telecommunications shows, for both wireless service providers and telephone companies, scheduled for 1998.

    Following the completion of this offering, the Company plans to continue to focus its marketing efforts on holding customer presentations and attending trade shows (including international trade shows) as the primary methods to create market awareness of the Company and the FreeAgent system. These activities are expected to be augmented by a publicity campaign in selected trade publications, timed to coincide with the anticipated initial commercial release of FreeAgent.

SALES STRATEGY AND PLAN

    SALES STRATEGY

    The Company has adopted the following sales strategies:

    - The Company intends to create a small, direct sales force capable of calling upon large telecommunications companies, ISPs and IOSs, both in the domestic and international market.

    - The Company's senior sales personnel will also develop and manage distributor networks in the United States and abroad, consisting of systems integrators and VARs, as well as persons responsible for similar functions (including such functions within telecommunications companies).

    SALES PLAN

    The Company plans to use its internal direct sales force to support its relationships with telecommunications companies and ISPs, as well as to take advantage of independent direct sales opportunities with industry vendors and large enterprises themselves. The Company currently has a direct sales force of three individuals, one of whom is focused on international markets. Certain members of the Company's sales force are eligible to receive commissions based on sales of its products.

    As part of its sales program, the Company is attempting to develop relationships with other product vendor "partners" that are capable of encouraging their customers to purchase FreeAgent in conjunction with their own products. The Company intends to assist these partner-vendors by determining the configuration of FreeAgent that will deliver optimal service performance along with the partner-vendor's products. As part of its sales program, the Company seeks to illustrate to potential customers that, through FreeAgent, the Company or its strategic partner can easily and inexpensively inform end-users of new or enhanced services by means of voice mail, facsimile or other media.

    Following the completion of this offering, the Company plans to increase its internal sales force. The Company anticipates that, in the future, it may augment its internal sales force with the services of independent sales representatives. The Company also intends to distribute FreeAgent through OEM agreements with hardware manufacturers in the future. The Company's sales plan is being executed by directly contacting and demonstrating the FreeAgent system to potential customers in parallel with its marketing program.

CUSTOMER SUPPORT

    The Company believes that customer service and support is a significant competitive factor in the market for network communications systems, which will become increasingly important as such systems become more complex. The Company is developing a support system for its direct customers (as compared with end-users generally) to provide rapid problem resolution both during and after the system installation process. The Company intends to maintain a technical support organization which will assist customers in troubleshooting system problems, permanently place a Company technical employee on-site to provide system management services for each communications network customer and provide a 24-hour, seven days a week toll-free hotline to help identify and correct system interruptions if they should occur. Bellcore may provide these services in connection with the implementation of FreeAgent in the event the Company and Bellcore enter into a definitive marketing agreement. See "--Marketing Strategy and Plan." The Company also intends to provide training and certain installation services to its customers.

    The Company will provide a limited warranty of FreeAgent against defects in materials and workmanship. The Company's product warranty will not materially differ from those generally available in the software industry.

HEWLETT-PACKARD AGREEMENT

    In April 1997, the Company entered into a software license agreement with Hewlett-Packard, pursuant to which the Company granted to Hewlett-Packard the worldwide rights to incorporate a customized PC-based component of FreeAgent into its HP Instant Delivery product and to distribute such product with new Hewlett-Packard inkjet printers, printer driver software and Hewlett-Packard's line of Pavilion PCs. This product is being targeted to the small office, home office market. As part of the agreement, the Company agreed not to license such component of FreeAgent to certain named competitive printer manufacturers, including among others, Lexmark, Canon and Epson. In May 1997, the Company delivered a beta version of the software to Hewlett-Packard and expects to deliver a commercial production version (known as a gold master) of such software in an initial Japanese language version in September 1997, followed by an English language version by November 1997. The parties had previously extended the targeted delivery date of the commercial version of the software from July 8, 1997 to

September 8, 1997, as a result of changes to the specifications of the project. In accordance with the modified agreement, in the event the Company fails to deliver such software by September 8, 1997, outstanding license fees payable by Hewlett-Packard are subject to reduction on a daily basis from $1,000 to $10,000, depending on the length of the delay, until the software is delivered. The Company believes that, based on its efforts to date, it will deliver the commercial production version of such software on a timely basis.

    In June 1997, Hewlett-Packard paid the Company $500,000 as an initial license fee and agreed to pay an additional $500,000 as a license fee, of which $250,000 was paid in July 1997 and $250,000 is due 35 days after delivery of the commercial production version of the software. In addition, Hewlett-Packard agreed to pay an additional $300,000 in quarterly royalty payments of $75,000, commencing with the first calendar quarter following delivery of the commercial production version. The license agreement has an 18-month term with a right to renew for two successive six-month extensions, at a reduced royalty rate. Future modifications may be requested by Hewlett-Packard, if technically feasible, subject to reimbursement by Hewlett-Packard for substantial projects conducted by the Company. The performance of the Company under this agreement has been guaranteed by AUGI until 30 days after Hewlett-Packard's acceptance of the commercial production version of the software.

TECHNOLOGY LICENSES

    DATA CONNECTION LIMITED

    In July 1997, the Company entered into a software license agreement with DCL. Under the terms of this agreement, the Company has received a worldwide license to incorporate DCL's proprietary technology into the Company's FreeAgent products and to distribute the DCL technology as a part of such products. The license is exclusive as to FreeAgent products sold to telephone network or service providers, but is otherwise non-exclusive. DCL's technology is still in development. The Company paid DCL an initial license fee of $100,000 in July 1997, and has agreed to pay an additional $200,000 upon the achievement of certain milestones in DCL's software development effort. Subsequent to the milestones being met the agreement also provides for the payment of a royalty equal to five percent of the Company's net revenues derived from the licensing of products incorporating DCL's technology. These royalties will be offset against minimum royalty commitments of $200,000, $587,500 and $362,500 for the fiscal years ending July 31, 1998, 1999 and 2000, respectively. The term of the agreement is perpetual but may be terminated by either party upon the other party's material breach, bankruptcy or insolvency.

    SRI INTERNATIONAL

    In August 1997, the Company entered into a software development agreement and a license agreement with SRI, pursuant to which the Company has received the non-exclusive worldwide rights to use, copy, reproduce, modify, create derivate works of, market and distribute the prototype computer code (in both source code and object code form) of SRI's OAA Facilitator and libraries. Under the software development agreement, the Company agreed to pay for SRI's consulting and development services in connection with the completion of SRI's OAA system, estimated to be in the total amount of $126,000. This amount is payable upon the achievement of certain milestones. The Company paid SRI $30,000 upon the execution of the agreement and agreed to pay SRI an additional $20,000 on September 21, 1997, with the balance payable on a monthly basis thereafter against the receipt of invoices for work performed. In addition, under the license agreement, the Company agreed to pay SRI a one percent royalty on net sales (the invoiced sales price less credits, allowances, discounts and rebates, freight and insurance costs and sales, use and other taxes) of products utilizing SRI's computer code. SRI is obligated under the agreement to provide, at no additional cost, modifications and enhancements to its OAA software for a three-year period. The software development agreement expires upon the delivery by SRI of its OAA port, while the term of the license agreement is perpetual subject to the performance by each party of its material obligations thereunder. All intellectual property rights relating to OAA are retained by SRI.

    Under the terms of the SRI license agreement, SRI is not obligated to indemnify or defend the Company from any patent infringement claims brought by third parties against the Company, as the Company only received representations from the inventors of SRI's core OAA software, enhancements and port, in both source code and object code form, that, to their best current actual knowledge, such "Licensed Software" does not infringe the patent rights of any third party. The Company has received, however, unlimited representations from SRI as to the absence of any copyright or trade secret infringement concerning OAA. In the event the Licensed Software received from SRI infringes the patent rights of third parties, the Company would nevertheless continue to be required to pay a one percent royalty to SRI in addition to any royalties or other amounts it might be obligated to pay a third party in order to settle such infringement claim. Although the Company does not believe that, based upon its due diligence to date, the SRI Licensed Software infringes the patent rights of any third party, there can be no assurance that such infringement claim may not be asserted in the future and upheld as meritorious.

TECHNOLOGY, RESEARCH AND DEVELOPMENT

    The Company's primary technology is its proprietary unified, intelligent communications system developed by the Company's engineering team. The Company has in place a research and development program to add new agentry services to its unified, intelligent communications system. The Company also has a product development program to enhance its user interfaces. The Company's product development and engineering teams monitor developments in related fields such as computer-telephony, speech and natural language technologies to determine if software or hardware modifications to the system design are necessary or desired. For example, the implementation of a unified, intelligent communications system poses several security issues, including the possibility of break-ins and other similar disruptions. The Company intends to attempt to incorporate authentication technology into its unified, intelligent communications systems. However, there can be no assurance that such technology will be adequate to prevent break-ins. As of August 31, 1997, these teams consisted of 15 individuals, three of whom hold advanced computer or scientific degrees.

    Research and development expenses were $899,000 for the period from September 1, 1996 (date of inception) to July 31, 1997.

PROTECTION OF INTELLECTUAL PROPERTY

    The Company regards its software as proprietary and relies primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, third-party and OEM non-disclosure agreements and other intellectual property protection methods to safeguard its technology and software system. The Company has not applied for patents on any of its technology. The Company also relies upon its efforts to enhance its technology, particularly with respect to intelligent user interfaces and agentry services, to maintain a competitive position in the marketplace.

    The Company has obtained a registered trademark for the Company's crystal-shaped logo. In June 1997, the Company submitted trademark applications for its common law marks "Connectsoft" and "FreeAgent," which are currently pending approval. The Company is not aware of any reason why such trademark applications will not be granted, although there can be no assurance thereof.

COMPETITION

    The information and communications industries are intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. Such competition could materially adversely affect the Company's business, operating results and financial condition.

    The Company's competitive strategy is to seek to gain a competitive advantage by being among the first companies to offer a unified, intelligent communications system, by being an innovator in the unified, intelligent communications market and by offering unique and innovative services to its customers. The Company intends to capitalize on strategic relationships with Hewlett-Packard and others in order to build its customer base. The Company believes that the principal competitive factors affecting the market for unified, intelligent communications systems will be price, quality of service, reliability of service, degree of systems integration, ease of use, features, security and name recognition.

    As noted, the Company attempts to differentiate itself from its competitors in part by offering a unified, intelligent communications system. Other providers currently offer each of the individual services and certain combinations of such services offered by the Company. The Company is aware of a number of companies offering "unified messaging." For example, Octel Communications Corporation recently announced "Unified Messenger," which places all voice mail, e-mail and facsimile messages in a single mailbox accessible by telephone and computer. Unlike FreeAgent, which is a network-based solution, many of these companies offer a solution in which vendors integrate equipment with LANs and PBX equipment that have a specific site.

    Although the Company is not aware of any major competitor that is marketing a unified, intelligent communications system having features similar to the system marketed by the Company, many of the Company's competitors have substantial resources and technical expertise and could likely develop such a system if they chose to expend sufficient resources. The Company believes that existing competitors are likely to expand their service offerings and that new competitors are likely to enter the information and communications market. Such companies attempt to integrate information and communications services, resulting in greater competition for the Company.

GOVERNMENT REGULATION

    The Company's activities currently are subject to no particular regulation by governmental agencies other than that routinely imposed on corporate businesses. However, a number of the Company's potential customers, such as telephone companies, are in highly regulated industries. The Company cannot predict the impact of future regulations on either the Company or its potential customers.

EMPLOYEES

    The Company had 21 employees as of August 31, 1997, of whom 15 were in product development and engineering, four in sales and marketing, and two in general, administrative and executive management. None of these employees is covered by a collective bargaining agreement and management of the Company considers relations with employees to be good.

FACILITY

    The Company subleases approximately 7,000 square feet of office space in Bellevue, Washington from Old Connectsoft to house its administrative, marketing and product development operations. The Company pays $11,000 per month in rent to Old Connectsoft, which is equal to the proportionate share of the monthly rent paid by Old Connectsoft to an unaffiliated lessor of such space in terms of the square footage of such space occupied by the Company. The sublease expires in September 2001; however, the Company may terminate the sublease upon 90 days' prior notice in the event it finds alternative office space.

LEGAL PROCEEDINGS

    The Company is not involved in any pending or threatened legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The names and ages of the directors and executive officers of the Company, and their positions with the Company, are as follows:

NAME                                      AGE      POSITIONS
------------------------------------  -----------
Robert Marcus.......................          35   President, Chief Executive Officer and Director
Daniel Boerner......................          32   Vice President of Product Development
Alan Mitchell, Ph.D.................          53   Vice President of Business Development
David Dolson........................          58   Vice President of Marketing
Stephen Oroszlan....................          35   Vice President of Sales
Robert M. Rubin.....................          57   Chairman of the Board of Directors
Howard B. Katz......................          54   Executive Vice President, Treasurer and Director

    ROBERT MARCUS served as President and Chief Executive Officer of Old Connectsoft from July 1996 to June 1997 when the Company was formed. In June 1997, he became President, Chief Executive Officer and a director of the Company. Mr. Marcus has devoted his career to developing globally focused technology businesses. From April 1994 to July 1996, as General Manager and director of PICIS, he led the worldwide launch of the first critical care software system for Windows NT. From April 1992 to March 1994, Mr. Marcus served as President of Integrated Medical Technologies, Inc., a company he launched and developed, and he remains a director of such company. From October 1989 to April 1992, Mr. Marcus led the European division of American Dental Laser, a developer of advanced laser systems.

    DANIEL BOERNER was appointed Vice President of Product Development of the Company in June 1997 when the Company was formed. He joined Old Connectsoft as a Senior Software Engineer in April 1995, and worked in such capacity until June 1997. From June 1991 to April 1995, he was Team Lead and chief architect of a 10-member group at Attachmate Corporation, a software company, developing EXTRA!, an object-oriented terminal emulation application. Prior to that, while completing his graduate studies in computer science, he worked as a Team Lead at Oregon State University, researching development environments for graphical user interface applications. He began his career in April 1986 as a programmer/ analyst at Software Planning and Support, Inc., a software company, developing and supporting commercial terminal emulation applications.

    ALAN MITCHELL, PH.D. was appointed Vice President of Business Development in August 1997. He joined Old Connectsoft in September 1996. Dr. Mitchell has extensive experience in interactive, networked and real time software systems. From February 1992 to September 1996, Dr. Mitchell operated the ARMAK Company, a consulting practice serving government and industry in the area of networked simulation training. From October 1989 to February 1992, he was the Director of Visual Systems Software Engineering at Bolt Beranek and Newman, Inc., a computer consulting company, where he was involved in developing the first global networked training system.

    DAVID DOLSON served as Vice President of Marketing of Old Connectsoft from September 1996 to June 1997 when the Company was formed. In June 1997, he became Vice President of Marketing of the Company. From September 1987 to January 1995, Mr. Dolson was a founder, director, Vice President of Marketing and a consultant at American Dental Laser, Inc., a developer of advanced laser systems. He began his career as a reporter and editor, and has held a number of senior positions at the Detroit Free Press and Chicago Tribune, and he shares a Pulitzer Prize for reporting.

    STEPHEN OROSZLAN joined the Company in August 1997 as Vice President of Sales. He has spent his entire career within the global telecommunications industry, exclusively at Bell Atlantic, which he joined in 1984 and served until July 1997. Since 1989, he has focused particularly on high-level strategic sales and business development initiatives in the United States and internationally. From September 1995 to July 1997, he served as Director of Business Development for Bell Atlantic Internet Solutions, responsible for the launch and development of that company's Internet services. From January 1990 to August 1995, he served as Director of Business Development at Bell Atlantic International, responsible for leading corporate development initiatives in Eastern Europe.

    ROBERT M. RUBIN has served as the Chairman of the Board of Directors of Old Connectsoft since August 1996, and became Chairman of the Company when the Company was formed in June 1997. Mr. Rubin has also served as Chairman of the Board of Directors of AUGI since May 1991 and was its Chief Executive Officer from May 1991 to January 1994. Since January 1996, Mr. Rubin has also served as President and Chief Executive Officer of AUGI. Mr. Rubin was the founder, President, Chief Executive Officer and a director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986. Mr. Rubin continued as a director of SCI (now known as Olsten Corporation ("Olsten")) until late 1987. Olsten, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin is Chairman of the Board and a minority stockholder of ERD Waste Technology, Inc., a diversified waste management public company specializing in the management and disposal of municipal solid waste, industrial and commercial non-hazardous waste and hazardous waste. Mr. Rubin is a former director and Vice Chairman, and currently a minority stockholder, of American Complex Care, Incorporated ("ACCI"), a public company formerly engaged in providing on-site health care services, including intra-dermal infusion therapies. In April 1995, ACCI's operating subsidiaries made assignments of their assets for the benefit of creditors without resort to bankruptcy proceedings. Mr. Rubin is also the Chairman of the Board of Western Power & Equipment Corp. ("Western") and Chairman of the Board of IDF International, Inc. ("IDF"), both public companies to which Mr. Rubin devotes approximately 10% of his active business time. Western, a 56.6%-owned subsidiary of AUGI, is engaged in the distribution of construction equipment, principally manufactured by Case Corporation. IDF, a 58%-owned subsidiary of AUGI, is engaged in providing construction consulting services to businesses and municipalities and site acquisition, architectural and engineering services for the cellular communications industry. Mr. Rubin is also a director and a minority stockholder of Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems; Diplomat Corporation, a public company engaged in the manufacture and distribution of baby products; and Arzan International (1991) Ltd., a public company engaged in the food distribution business.

    HOWARD B. KATZ has been a member of the Board of Directors of Old Connectsoft since August 1996, and became a director of the Company in June 1997 and its Executive Vice President and Treasurer in August 1997. Mr. Katz has been the Executive Vice President of AUGI since April 1996. From December 1995 to April 1996, Mr. Katz was a consultant for, and from January 1994 through December 1995, he held various executive positions, including Chief Financial Officer from December 1994 to December 1995, with Metromedia Fiber Network, Inc., a fiber optics telecommunications company. From January 1991 through December 1993, Mr. Katz was the President of Katlaw Construction Corp., a company that provides general contractor services to foreign embassies and foreign missions located in the United States. Prior to joining Katlaw Construction Corp., Mr. Katz was employed as a management consultant by Coopers & Lybrand, LLP and as a divisional controller for several public companies, including The Hertz Corp., a car and truck rental company, as well as serving as Vice President of APA Transport Corp., a common carrier.

    The Company's By-laws provide that the Board of Directors will consist of between three and nine members, and the number of directors is currently set at five. There are currently two vacancies on the Board. The Company expects that, prior to the completion of this offering, the Board will appoint two independent directors to fill such vacancies. The Board is currently in the process of identifying potential director candidates.

    All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors and officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company intends to establish an Audit Committee and a Compensation Committee of the Board of Directors prior to the completion of this offering, each of which will be comprised of at least two independent directors. The Board of Directors does not have and does not intend to establish a Nominating Committee, and such functions are to be performed by the entire Board of Directors.

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Following the effectiveness of the Company's 1997 Stock Option Plan, non-employee directors of the Company may receive grants of options to purchase shares of Common Stock under such plan. See
"-- Stock Option Plan."

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law, and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Company intends to enter into indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid by the Company during the period from September 1, 1996 (date of inception) to July 31, 1997 to its Chief Executive Officer (the "Named Executive Officer"). No other executive officer earned compensation exceeding $100,000 during such period.

                           SUMMARY COMPENSATION TABLE

                                                                                         ANNUAL COMPENSATION
                                                                    --------------------------------------------------------------
                                                                                                                 OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                           YEAR      SALARY($)      BONUS($)         COMPENSATION(1)
------------------------------------------------------------------  ---------  -----------  ---------------  ---------------------
Robert Marcus.....................................................       1997     114,600              0                   0
President and Chief Executive Officer

------------------------

(1) The aggregate value of benefits to be reported under the "Other Annual Compensation" column did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

EMPLOYMENT AGREEMENTS

    In May 1996, Robert Marcus entered into an employment agreement with Old Connectsoft to serve as the President and Chief Executive Officer of Old Connectsoft through July 1999. Upon the completion of this offering, the Company will assume such agreement. Mr. Marcus is entitled under his employment agreement to receive an annual base salary of $125,000, as well as certain fringe benefits generally provided to other executive officers of the Company. Mr. Marcus has agreed to devote all of his business and professional time to the Company and its business development. Mr. Marcus has also agreed to certain covenants (i) restricting him from engaging in any activities competitive with the business of the Company during the term of his employment agreement and for one year thereafter, (ii) prohibiting him from disclosure of confidential information regarding the Company at any time and (iii) confirming that all intellectual property developed by him and relating to the business of the Company constitutes the sole property of the Company.

    In August 1997, the Company entered into employment agreements with each of Robert M. Rubin and Howard B. Katz to serve as the Chairman of the Board and the Executive Vice President and Treasurer of the Company, respectively. Pursuant to such agreements, Messrs. Rubin and Katz will receive annual base salaries of $75,000. The employment agreements will commence at the completion of this offering and extend through the third anniversary of such date, subject to earlier termination by the Company in the event of a material breach by such individual of their respective agreement. Each of Messrs. Rubin and Katz has agreed to devote not less than 10% of his business time to the Company. In addition, each of such individuals has agreed not to disclose confidential information regarding the Company at any time.

    The Company also intends to enter into employment agreements with each of Daniel Boerner, Alan Mitchell, David Dolson and Stephen Oroszlan to continue in the positions listed above for three-year terms, commencing September 1, 1997, under which each individual will devote his full business and professional time to the Company. Pursuant to such agreements, the Company contemplates paying base annual salaries of approximately $400,000 in total to such individuals. The agreements will additionally provide for covenants (i) restricting the individual from engaging in any activities competitive with the business of the Company during the term of his employment agreement and for one year thereafter,
(ii) prohibiting him from disclosure of confidential information regarding the Company at any time and (iii) confirming that all intellectual property developed by him and relating to the business of the Company constitutes the sole property of the Company. Other than for Mr. Boerner, each employment agreement is expected to provide for the termination of the individual by the Company without "cause" upon 90 days' prior written notice and a lump sum severance payment equal to one month's base salary.

STOCK OPTION PLAN

    Under the Company's 1997 Stock Option Plan (the "1997 Plan"), an aggregate of 1,550,000 shares of Common Stock are reserved for issuance upon exercise of stock options. The 1997 Plan is designed as a means to retain and motivate key employees and directors. After this offering, the Compensation Committee of the Board of Directors will administer and interpret the 1997 Plan and be authorized to grant options thereunder to all eligible employees of the Company (approximately 20 persons), including officers and directors who are employees of the Company. Non-employee directors and consultants are also eligible to receive options under the 1997 Plan.

    The 1997 Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and nonqualified stock options. Options are granted under the 1997 Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted under the 1997 Plan are not transferable other than by will or by the laws of descent and distribution. The 1997 Plan also authorizes the Company to make loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Compensation Committee has the authority to amend or terminate the 1997 Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1997 Plan are subject to shareholder approval. Unless terminated sooner, the 1997 Plan will terminate in July 2007.

    The Board of Directors of the Company intends to grant, subject to the completion of this offering, nonqualified stock options to purchase an aggregate of 1,185,000 shares of Common Stock to approximately 20 employees and non-employee directors, including options to purchase an aggregate of 980,000 shares intended to be granted to the Company's executive officers and directors as a group. Such options are intended to be issued to the following persons:
Robert M. Rubin (300,000 options), Howard B. Katz (200,000 options), Robert Marcus (200,000 options), Daniel Boerner (100,000 options), Alan Mitchell (80,000 options), David Dolson (80,000 options) and Stephen Oroszlan (20,000 options). All of such options will have a per share exercise price equal to the initial public offering price, a term of ten years, be exercisable with respect to 33 1/3% of the covered shares commencing on the effective date of this offering, and be exercisable with respect to an additional 33 1/3% of the covered shares on the first and second anniversaries of the effective date of this offering.

    The Board of Directors of the Company also intends to grant under the 1997 Plan prior to the effective date of this offering additional performance-based options to purchase an aggregate of 177,000 shares of Common Stock to the Company's employees, including options to purchase 110,000 shares of Common Stock granted to the Company's executive officers as a group. Such options will be issued to the following persons: Robert Marcus (40,000 options), Daniel Boerner (10,000 options), Alan Mitchell (5,000 options), David Dolson (5,000 options) and Stephen Oroszlan (50,000 options). All of such options will have a per share exercise price equal to the initial public offering price, a term of ten years and be exercisable upon the Company's attainment of certain financial goals (measured by its pre-tax income) as determined by the Board of Directors of the Company in its sole discretion.

    It is the Company's intention to utilize the remaining 188,000 stock options reserved for future grant to attract and retain a number of highly qualified prospective employees. The Company intends to register the shares of Common Stock issuable pursuant to the 1997 Plan following the second anniversary of the consummation of this offering.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 31, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by: (i) the Named Executive Officer, (ii) each of the Company's directors, (iii) all directors and executive officers of the Company as a group, and (iv) each other person known by the Company to own beneficially more than 5% of the Company's Common Stock. Except as otherwise noted, the persons in this table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                                                        PERCENTAGE OF OUTSTANDING
                                                                  NUMBER OF SHARES             COMMON STOCK
                                                                   OF COMMON STOCK          BENEFICIALLY OWNED
                                                                    BENEFICIALLY     --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                               OWNED (2)      BEFORE OFFERING  AFTER OFFERING
----------------------------------------------------------------  -----------------  ---------------  ---------------
American United Global, Inc.....................................        3,000,000           100.0%                %
Robert M. Rubin.................................................          100,000(3)          3.2%                %
Robert Marcus...................................................           66,667(4)          2.2%                %
Howard B. Katz..................................................           66,667(5)          2.2%                %
All directors and executive officers as a group
  (7 persons)...................................................          326,667(6)          8.7%                %

------------------------

*   Represents less than 1% of outstanding Common Stock or voting power.

(1) Unless otherwise indicated, the address of each beneficial owner is 11130 N.E. 33rd Place, Suite 250, Bellevue, Washington 98004.

(2) Shares beneficially owned and percentage of ownership are based on 3,000,000
    shares of Common Stock outstanding before this offering and         shares
    of Common Stock to be outstanding after the consummation of this offering, and assuming no exercise of the Underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or dispositive power with respect to such shares.

(3) Represents currently exercisable stock options to purchase shares of Common Stock granted to Mr. Rubin under the 1997 Plan. Does not include shares of Common Stock owned by AUGI, of which Mr. Rubin is a director and executive officer, and as to which he disclaims beneficial ownership.

(4) Represents currently exercisable stock options to purchase shares of Common Stock granted to Mr. Marcus under the 1997 Plan.

(5) Represents currently exercisable stock options to purchase shares of Common Stock granted to Mr. Katz under the 1997 Plan. Does not include shares of Common Stock owned by AUGI, of which Mr. Katz is a director and executive officer, and as to which he disclaims beneficial ownership.

(6) Includes (a) the shares of Common Stock held beneficially by Messrs. Rubin, Marcus and Katz described in footnotes (3), (4) and (5) above, and (b) currently exercisable stock options to purchase an aggregate of 280,000 shares of Common Stock granted to Daniel Boerner, Alan Mitchell, David Dolson and Stephen Oroszlan under the 1997 Plan.

                              CERTAIN TRANSACTIONS

CAPITALIZATION OF THE COMPANY

    Effective as of July 31, 1997, Old Connectsoft transferred to AUGI all of its technology, assets and business relating exclusively to the development of FreeAgent, including the assignment of the Hewlett-Packard software license agreement subject to related liabilities (the "FreeAgent Assets"). Contemporaneously with the transfer of the FreeAgent Assets, AUGI agreed to (i) forgive certain indebtedness and obligations owed by Old Connectsoft (other than in respect of costs related to the development of the Application Server Software), and (ii) indemnify and hold harmless Old Connectsoft from and against any and all liabilities and debts related to claims which arise out of the business or operations of Old Connectsoft prior to the date of such transfer. See "The Company."

    Additionally, effective as of such date, AUGI transferred to the Company all of the FreeAgent Assets. Pursuant to the terms of such transfer, the Company executed a promissory note payable to AUGI in the principal amount of approximately $1,140,000 (the "Asset Transfer Note"), representing the cash advances in excess of $1,000,000 (such amount represents the amount of advances from AUGI satisfied by issuance of the Common Stock) made by AUGI to Old Connectsoft in connection with the FreeAgent Assets. The Asset Transfer Note is unsecured, due on demand and bears interest at 8% per annum, with annual interest added to the outstanding principal amount. The Company intends to use a portion of the net proceeds of this offering to pay the Asset Transfer Note in its entirety at the completion of the offering. Contemporaneously with the transfer of the FreeAgent Assets, AUGI agreed to indemnify and hold harmless the Company from and against any and all liabilities and debts related to claims which arise out of the business or operations of Old Connectsoft prior to the date of such transfer, other than the indebtedness under the Asset Transfer Note, matters arising after September 1, 1996 which are related to the FreeAgent Assets, the activities of Old Connectsoft related to the development and utilization of the FreeAgent Assets and the obligations which may have been incurred by Old Connectsoft in connection with the development and utilization of the FreeAgent Assets. In consideration for the transfer of assets and such indemnification, the Company issued to AUGI 3,000,000 shares of Common Stock of the Company and executed and delivered the Asset Transfer Note. See "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

AUGI LINE OF CREDIT

    The Company entered into the AUGI Line of Credit as of July 31, 1997, pursuant to which the Company may borrow from time to time, prior to the earlier of the completion of this offering or January 31, 1999, up to $2,750,000 from AUGI to be used by the Company to fund its working capital needs, including research and development and marketing and sales activities related to FreeAgent. Borrowings under the agreement will be unsecured and will bear interest at 8% per annum, with annual interest added to the outstanding principal amount. As of August 31, 1997, AUGI had advanced approximately $275,000 to the Company under such agreement. The Company expects that outstanding advances under such agreement will be in excess of $1,360,000 at the completion of this offering. The Company intends to use the net proceeds of this offering to repay all or a portion of the AUGI Line of Credit, plus accrued interest, at the completion of this offering. In the event outstanding balances under the AUGI Line of Credit are less than $1,360,000, the excess proceeds will be added to working capital. If advances under the AUGI Line of Credit at the completion of this offering exceed $1,360,000, such excess, if any, will bear interest at 10% per annum, with annual interest added to the outstanding principal amount, and will be due on July 31, 2000. AUGI has informed the Company that this agreement is not in conflict with the covenants of any other of its financing arrangements currently in effect. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

OTHER TRANSACTIONS

    AUGI has guaranteed to Hewlett-Packard the Company's performance under the Company's software license agreement with Hewlett-Packard. See "Business -- Hewlett-Packard Agreement."

    The Company subleases approximately 7,000 square feet of space from Old Connectsoft at a monthly rental of $11,000, which is equal to the proportionate share of the monthly rent paid by Old Connectsoft to an unaffiliated lessor of such space based upon the square footage occupied by the Company. The sublease expires in September 2001; however, the Company may terminate the sublease upon 90 days' prior notice in the event it finds alternative office space. AUGI has partially guaranteed the prime lease held by Old Connectsoft. See "Business-Facility."

    In February 1996, the Representative of the several Underwriters in this offering introduced AUGI to Old Connectsoft. In consideration of such introduction, as of July 31, 1996, AUGI issued an aggregate of 50,000 shares of its common stock to the Representative.

    The Company received significant management, accounting and legal support from AUGI for the period from September 1, 1996 (inception date) to July 31, 1997. Total fees for such support totaled $758,000.

    The Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors in certain circumstances. The Company intends to enter into indemnification agreements with each of its directors and executive officers. See "Management -- Limitation of Liability and Indemnification."

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share. As of the date of this Prospectus, 3,000,000 shares of Common Stock were outstanding and all held by AUGI. No shares of Preferred Stock have been issued or are outstanding. The following summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part, as well as the provisions of applicable law.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue 5,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock by the Board of Directors could affect the rights of the holders of the Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

    The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue the Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. There are no agreements for the issuance of Preferred Stock and the Board of Directors has no present intention to issue Preferred Stock.

REPRESENTATIVE'S WARRANTS

    In connection with this offering, the Company has agreed to sell to the Representative, at the purchase price of $.001 per share, warrants (the
"Representative's Warrants") to purchase       shares of Common Stock. The
Representative's Warrants are exercisable for four years, commencing one year from the date of this Prospectus, at a price per share (the "Exercise Price") equal to 120% of the public offering price per share. The Representative's Warrants may not be sold, transferred, assigned, pledged or hypothecated for 12 months from the date of this Prospectus, except to members of the selling group and to officers of the Representative. The Representative's Warrants contain anti-dilution provisions providing for adjustment of the Exercise Price and number of shares issuable on exercise of the Representative's Warrants, upon the occurrence of certain events, including stock dividends, stock splits and recapitalizations. The holders of the Representative's Warrants have no voting, dividend or other rights as shareholders of the Company with respect to the Shares of Common Stock underlying the Representative's Warrants

(the "Warrant Shares"), except to the extent the Representative's Warrants shall have been exercised. The Representative's Warrants and the Warrant Shares are being registered as part of this offering.

    The Company has agreed that, at the request of the holders of a majority of the Representative's Warrants and the Warrant Shares that, on no more than two occasions, the Company will file a registration statement under the Securities Act for an offering of the Warrant Shares during the four-year period beginning on the first anniversary of the date of this Prospectus; and the Company has agreed to use its best efforts to cause each such registration statement to be declared effective under the Securities Act. In addition, the Company has agreed to give advance notice to holders of the Representative's Warrants and Warrant Shares of its intention to file a registration statement, and in one such case, holders of the Representative's Warrants and the Warrant Shares will have the right to require the Company to include the Warrant Shares in such registration at the Company's expense.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the Delaware law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined therein) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions, such as the approval of the Board of Directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by such interested stockholder. The existence of such provision would be expected to have an anti-takeover effect, including the interference with takeover attempts that might result in a premium over the market price for the shares of Common Stock held by the stockholders.

    The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Co., 72 Reade Street, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will be developed or sustained after this offering. Sales of substantial amounts of Common Stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices of the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. The availability for sale of a substantial number of shares of Common Stock acquired through the exercise of the options or warrants could also adversely affect prevailing market prices for the Common Stock.

    After this offering, the Company will have outstanding         shares of
Common Stock. Of such shares, the         shares of Common Stock offered hereby
will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as defined in Rule 144 under the Securities Act.

    The remaining 3,000,000 shares of Common Stock owned by AUGI, and the 1,362,000 shares issuable upon exercise of outstanding stock options, will be "restricted securities," as defined in Rule 144 under the Securities Act (the "Restricted Shares"). The Restricted Shares were issued and sold, or upon exercise of options will be issued and sold, by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

    Pursuant to certain "lock-up" agreements, AUGI and all of the Company's officers, directors and other option holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 18 months from the date of this Prospectus. Such agreements provide that the Representative may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements; however, it has no current intention to do so.

    Up to       additional shares of Common Stock may be purchased by the
Representative through the exercise of the Representative's Warrants during the period commencing one year from the date of the closing of this offering and terminating on the fourth anniversary of such date. The holders of the Representative's Warrants have certain demand and "piggyback" registration rights as to such warrants and the underlying shares of Common Stock. Such warrants and any and all shares of Common Stock purchased upon the exercise of the Representative's Warrants may be freely tradable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Warrants. See "Description of Capital Stock -- Representative's Warrants."

    Under Rule 701 of the Securities Act, certain persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144, as amended, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of
Common Stock (approximately      shares following this offering), or (ii) the
average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the

90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    The Company intends to register the 1,550,000 shares of Common Stock underlying the options available for grant under the 1997 Plan following the second anniversary of the date of this Prospectus. See "Management--Stock Option Plan."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell an aggregate of shares of Common Stock to each of the underwriters named below (the "Underwriters"), for whom Hampshire Securities Corporation is acting as the representative (the "Representative"), and each of the Underwriters has severally agreed to purchase the respective number of shares set forth opposite its name below:

UNDERWRITERS                                                                                     NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Hampshire Securities Corporation...............................................................

                                                                                                 -----------------
      Total....................................................................................
                                                                                                 -----------------
                                                                                                 -----------------

    A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement, to which reference is hereby made. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions. The Underwriters shall be obligated to purchase all of the shares of Common Stock if any are purchased.

    The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and that they may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") and to certain foreign dealers, concessions not in
excess of $        per share of which amount a sum not in excess of $
per share may in turn be reallowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers. After the initial public offering, the offering price, discount and reallowance may be changed by the Representative.

    The Company has agreed to pay to the Representative a non-accountable expense allowance, equal to 3% of the gross proceeds derived from the sale of
        shares of Common Stock offered hereby (or         shares if the
Representative's overallotment option is exercised in full). The Company has also agreed to pay certain of the Underwriter's expenses in connection with this offering, including expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representative may designate and the placement of a tombstone advertisement. The Company has also granted to the Representative and its designees, for nominal consideration, Representative's Warrants to purchase from the Company up to shares of Common Stock at an exercise price per share equal to 120% of the public offering price per share. See "Description of Capital Stock -- Representative's Warrants."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this offering, there has been no public trading market for the shares of Common Stock. Consequently, the initial public offering price for the shares was determined by negotiation between the Company and the Representative. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stage of development of the Company, estimates of the business potential of the Company, the present state of the Company's management team, and other factors deemed relevant. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the offering at or above the initial public offering price.

    The Company has granted the Representative an option, exercisable for the 45 days from the date of this Prospectus, to purchase at the public offering price
per share less the underwriting discounts and commissions, up to         shares
of Common Stock for the sole purpose of covering overallotments, if any. After the commencement of this offering, the Representative may confirm sales of shares of Common Stock subject to this overallotment option. Purchases of shares of Common Stock upon exercise of the allotment option will result in the realization of additional compensation by the Representative.

    While the Representative's Warrants are exercisable, the Representative and any transferee will have the opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interest of other shareholders. In addition, during that period, the terms on which the Company will be able to obtain additional capital may be adversely affected, since the Representative is likely to exercise its Representative's Warrants at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided in the Representative's Warrants.

    During and after this offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in this offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued at any time.

OBSERVER OF THE BOARD

    The Company has agreed that, for three years following the date of this Prospectus, the Representative may appoint an observer to attend all meetings of the Company's Board of Directors. The observer has the right to receive notice of all meetings of the Board of Directors and to attend such meetings. However, the Board of Directors may exclude the observer from any meeting at which, in the opinion of the Board, confidential or sensitive matters are discussed. The observer will be entitled to receive the same reimbursement for out-of-pocket expenses for attendance at those meetings as the members of the Board of Directors. In addition, the observer will be entitled to indemnification, to the same extent as the Company's directors. A designee of the Representative has not to date been selected by the Representative.

    The foregoing is a summary of the principal terms of the Underwriting Agreement and the Representative's Warrants, does not purport to be complete and is qualified in its entirety by reference to the form of Underwriting Agreement and the form of Representative's Warrant which have been filed as exhibits to the Company's Registration Statement.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Lipoff Rosen & Quentel, New York, New York. Certain legal matters relating to the offering will be passed upon for the Underwriters by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.

                                    EXPERTS

    The financial statements as of July 31, 1997 and for the period from September 1, 1996 (date of inception) to July 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of such site is http://www.sec.gov.

    The Company will furnish its stockholders with annual reports containing financial statements audited by independent accountants and make available quarterly reports for the first three quarters of each year containing unaudited financial statements.

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Accountants..........................................................................         F-2

Balance Sheet as of July 31, 1997..........................................................................         F-3

Statement of Operations for the period from September 1, 1996 (date of inception)
  to July 31, 1997.........................................................................................         F-4

Statement of Cash Flows for the period from September 1, 1996 (date of inception)
  to July 31, 1997.........................................................................................         F-5

Statement of Shareholder's Deficit for the period from September 1, 1996 (date of
  inception) to July 31, 1997..............................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS
AND SHAREHOLDER OF
CONNECTSOFT COMMUNICATIONS CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)

    In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows, and of shareholder's deficit present fairly, in all material respects, the financial position of Connectsoft Communications Corporation (a Development Stage Enterprise) at July 31, 1997 and the results of its operations and cash flows for the period from September 1, 1996 (inception) to July 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Seattle, Washington
August 27, 1997

                     CONNECTSOFT COMMUNICATIONS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                                                                                        JULY 31,
                                                                                                          1997
                                                                                                      ------------
ASSETS
  Property and equipment, net.......................................................................   $  382,000
                                                                                                      ------------
    Total assets....................................................................................   $  382,000
                                                                                                      ------------
                                                                                                      ------------

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities
  Accounts payable and accrued liabilities..........................................................   $  325,000
  Deferred revenue..................................................................................      750,000
  Note payable to AUGI..............................................................................    1,140,000
                                                                                                      ------------
    Total liabilities...............................................................................    2,215,000
                                                                                                      ------------

Commitments and contingencies (Notes 3 and 8)

Shareholder's deficit
  Preferred stock, par value $.001, 5,000,000 shares authorized, no shares issued and outstanding
  Common stock, par value $.001, 30,000,000 shares authorized,
    3,000,000 issued and outstanding................................................................        3,000
  Additional paid in capital........................................................................      997,000
  Deficit accumulated during the development stage..................................................   (2,833,000)
                                                                                                      ------------
    Total shareholder's deficit.....................................................................   (1,833,000)
                                                                                                      ------------
    Total liabilities and shareholder's deficit.....................................................   $  382,000
                                                                                                      ------------
                                                                                                      ------------

                See accompanying notes to financial statements.

                     CONNECTSOFT COMMUNICATIONS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

                                                                                                    INCEPTION
                                                                                                  (SEPTEMBER 1,
                                                                                                      1996)
                                                                                                        TO
                                                                                                  JULY 31, 1997
                                                                                                ------------------
Research and development expenses.............................................................    $      899,000
Selling, general and administrative expenses..................................................         1,816,000
                                                                                                ------------------
Operating loss................................................................................        (2,715,000)
Interest expense..............................................................................          (118,000)
                                                                                                ------------------
Net loss before provision for income taxes....................................................        (2,833,000)
Provision for income taxes....................................................................          --
                                                                                                ------------------
Net loss......................................................................................    $   (2,833,000)
                                                                                                ------------------
                                                                                                ------------------
Pro forma net loss per share..................................................................    $        (0.94)
                                                                                                ------------------
                                                                                                ------------------
Pro forma weighted average number of shares outstanding.......................................         3,000,000
                                                                                                ------------------
                                                                                                ------------------
Supplemental pro forma net loss per share.....................................................    $        (0.88)
                                                                                                ------------------
                                                                                                ------------------
Supplemental pro forma weighted average number of shares outstanding..........................         3,132,000
                                                                                                ------------------
                                                                                                ------------------

                See accompanying notes to financial statements.

                     CONNECTSOFT COMMUNICATIONS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

                                                                                                    INCEPTION
                                                                                                  (SEPTEMBER 1,
                                                                                                      1996)
                                                                                                        TO
                                                                                                  JULY 31, 1997
                                                                                                ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................................................................    $   (2,833,000)
  Adjustments to reconcile net loss to net cash used in operating activities
  Changes in operating assets and liabilities:
      Accounts payable and accrued liabilities................................................           325,000
      Deferred revenue........................................................................           750,000
                                                                                                ------------------

    Net cash used in operating activities.....................................................        (1,758,000)
                                                                                                ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment........................................................          (382,000)
                                                                                                ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contribution from Parent............................................................         1,000,000
  Advances from Parent........................................................................         1,140,000
                                                                                                ------------------

    Net cash provided by financing activities.................................................         2,140,000
                                                                                                ------------------

Net change in cash............................................................................          --

Cash, at beginning of period..................................................................          --
                                                                                                ------------------

Cash, at end of period........................................................................    $     --
                                                                                                ------------------
                                                                                                ------------------


                                 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest during the period......................................................    $     --
                                                                                                ------------------
                                                                                                ------------------

                See accompanying notes to financial statements.

                     CONNECTSOFT COMMUNICATIONS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDER'S DEFICIT

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                                                    COMMON STOCK         ADDITIONAL      DURING          TOTAL
                                               -----------------------    PAID IN      DEVELOPMENT   SHAREHOLDER'S
                                                  SHARES      AMOUNT      CAPITAL         STAGE         DEFICIT
                                               ------------  ---------  ------------  -------------  -------------

Formation of the Company.....................     3,000,000  $   3,000   $  997,000                  $   1,000,000
Net loss from September 1, 1996 (inception)
  to July 31, 1997...........................       --          --                    $  (2,833,000) $  (2,833,000)
                                               ------------  ---------  ------------  -------------  -------------
Balance at July 31, 1997.....................     3,000,000  $   3,000   $  997,000   $  (2,833,000) $  (1,833,000)
                                               ------------  ---------  ------------  -------------  -------------
                                               ------------  ---------  ------------  -------------  -------------

                See accompanying notes to financial statements.

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 31, 1997

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND INCORPORATION

    Connectsoft Communications Corporation ("CCC" or "the Company") is in the process of developing a unified, intelligent communications system which it is marketing under the name FreeAgent. FreeAgent is designed to integrate e-mail, voice mail, facsimile, paging, internet and intranet content, private branch exchange telephone systems, and the public switched telephone network. FreeAgent is capable of applying advanced media transformation processes, advanced user interface technologies and specified agentry processes so that an individual can send or receive a message between most currently used communications media. CCC currently has only one business segment and its primary markets are currently the United States, Europe and Japan.

    CCC began operations as a separate division of ConnectSoft, Inc. ("Old Connectsoft") on September 1, 1996. Old Connectsoft is a wholly owned subsidiary of American United Global, Inc. ("AUGI"). Prior to this date, no activities had occurred related to development of the FreeAgent product.

    Until July 31, 1997, the CCC business was conducted through a division of Old Connectsoft and its operations were included in Old Connectsoft's financial statements. On June 18, 1997, the Company was incorporated in the state of Delaware as a wholly owned subsidiary of AUGI. On July 31, 1997, the CCC related net assets were transferred by AUGI to the Company in exchange for a promissory note of $1,140,000 and 3,000,000 shares of CCC common stock. As described in
Note 3, the accompanying financial statements include the results of operations of the CCC business of Old Connectsoft which were allocated to the Company on the basis described below.

    The Company is a development stage enterprise and has incurred significant net losses since inception. The ability of the Company to continue its operations is dependent upon its ability to obtain financing, which to date has been principally through advances from AUGI. The Company intends to file a Registration Statement for an initial public offering ("IPO") of common stock from which it expects to generate net proceeds of approximately $20.7 million. Additionally, AUGI has provided an operating line of credit to the Company as described in Note 3. Management believes proceeds from the IPO or advances from AUGI along with anticipated future revenues will enable the Company to continue research and development activities and develop products pursuant to its long-term growth plan. However, the level of planned development activity may be curtailed if the IPO does not close as anticipated or product revenues are not realized as anticipated.

    The accompanying statement of operations for the period from inception (September 1, 1996) to July 31, 1997 reflect expense items incurred by Old Connectsoft and AUGI which have been allocated on a basis which management believes represents a reasonable allocation of such costs to present the Company as a stand-alone entity. These allocations consist of research and development expense, selling, general and administrative expenses, interest expense on intercompany borrowings and income taxes. Research and development expenses represent the costs directly attributable to research and development activities of the FreeAgent product. Selling, general and administrative expenses have been allocated based on an estimate of Old Connectsoft and AUGI personnel time dedicated to the operations of and management of the FreeAgent product. Interest expense has been allocated at 8% per annum (Note 3) applied to actual intercompany borrowings and amounted to $118,000 for the period from September 1, 1996 (inception) to July 31, 1997.

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 JULY 31, 1997

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND INCORPORATION (CONTINUED) The accompanying financial statements represent the "carve-out" financial position, results of operations and cash flows for the period presented. The financial information presented herein does not necessarily reflect what the financial position and the results of operations of the Company would have been had it operated as a stand alone entity during the period and may not be indicative of future results of operations or financial position. The Company's fiscal year end is July 31.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred in connection with product development are charged to research and development expense until technological feasibility is established. Thereafter, through general release of the product, software development costs will be capitalized and reported at the lower of unamortized cost or net realizable value. The establishment of technological feasibility and the ongoing assessment of the recoverability of costs require considerable judgment by the Company with respect to certain external factors, including, but not limited to, anticipated future gross product sales, estimated economic life, and changes in software and hardware technology. After consideration of the above factors, the Company will amortize capitalized software costs at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining economic life of the product. The Company will consider that technological feasibility has been established when the completeness of a working model and its consistency with the product design has been confirmed by testing. Unamortized capitalized software development costs will be compared to estimated net realizable value of the product at each balance sheet date and written down, if appropriate.

REVENUE RECOGNITION

    The Company will recognize revenue from the sale or license of its proprietary software in accordance with the provisions of AICPA Statement of Position 91-1, SOFTWARE REVENUE RECOGNITION (SOP 91-1). Sales and license revenue will be recognized either upon shipment or at the end of the evaluation period, net of estimated future returns. Although the Company has entered into a software licensing agreement under which customer payments are due, the Company has not recorded any revenues to date as the recognition criteria of SOP 91-1 have not been met. Accordingly, funds from the customer are reported as deferred revenue.

INCOME TAXES

    The Company's operating results are included in the AUGI consolidated federal income tax return and will be until such time as AUGI's ownership is reduced below 80%. Under an informal tax allocation agreement with AUGI, the Company is entitled to receive or obligated to pay its share of the current federal income tax benefit or expense generated by its operations. If a tax loss results in a benefit which cannot be currently used by the consolidated tax group, no reimbursement will be received from AUGI. The current net losses through July 31, 1997 have not been utilized by AUGI in its consolidated federal income tax return. Upon completion of this offering or any other changes in ownership that cause the

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 JULY 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company to no longer be included in AUGI's consolidated federal tax return, the Company will have available to it the net operating losses generated from August 1, 1997 to the date of the change in control to the extent the net operating losses are not utilized by AUGI.

    The Company accounts for income taxes using an assets and liabilities approach, on a separate return basis, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax basis of assets and liabilities.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at historical cost and is depreciated over its estimated useful lives of three to five years. The Company assesses the recoverability of its property and equipment at each balance sheet date to determine if an asset impairment is appropriate using a cash flow model. No impairments have been recorded to date.

ADVERTISING AND PROMOTION

    All costs associated with advertising and promoting products are expensed in the period incurred. Advertising and promotion expense was approximately $68,000 for the period from September 1, 1996 (inception) to July 31, 1997.

EMPLOYEE STOCK OPTIONS

    The Company anticipates that it will account for stock options using the intrinsic value method prescribed by Accounting Principles Board No. 25 "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES". The disclosure requirements of Statement of Financial Accounting Standards No. 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION" will be applied once the Company has issued employee stock options.

PRO FORMA NET LOSS PER SHARE

    Pro forma net loss per share is calculated by dividing net loss for the period from September 1, 1996 (inception) to July 31, 1997 by the 3,000,000 shares of common stock issued to AUGI in connection with the transfer of assets to and formation of the Company.

    The FASB issued Statement of Financial Accounting Standard No. 128 "EARNINGS PER SHARE" (SFAS 128) in July 1997. This pronouncement changes the method of calculating earnings per share and is required to be adopted by the Company for the year ending July 31, 1998. The impact of the adoption of SFAS 128 on the Company's net loss per share has not been determined.

SUPPLEMENTAL PRO FORMA NET LOSS PER SHARE

    Supplemental pro forma net loss per share and supplemental pro forma weighted average number of shares outstanding have been adjusted to give effect to the use of $1,140,000 of net proceeds from the sale of 132,000 shares of Common Stock to repay indebtedness as of September 1, 1996 (date of inception). Net loss for the period decreased by $91,000 relating to interest on such debt.

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 JULY 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. Actual results could differ from those estimates.

FAIR VALUE

    Accounts payable and accrued liabilities and deferred revenue are stated at their carrying value which approximates fair value at July 31, 1997. A fair value for the advances from AUGI cannot be determined based on the related party nature of the transaction.

SIGNIFICANT AGREEMENTS

    As discussed in Notes 4 and 8, the Company has significant agreements to license its product and license software used in its product with third parties. The termination of any of these agreements could have a materially adverse impact on the Company's business.

3. FORMATION OF THE COMPANY AND RELATED PARTY TRANSACTIONS

    As described in Note 1, on July 31, 1997, the operating assets of the CCC division of Old Connectsoft were transferred by AUGI to the Company (the "Asset Transfer"). The purchase price consisted of a $1,140,000 promissory note issued to AUGI and 3,000,000 shares of common stock issued to AUGI. The value assigned to the common stock on the date of its issuance was $1,000,000 which represented the amount of advances from AUGI satisfied by issuance of the common stock. Assets, liabilities and operating activities were transferred to the Company at their historical amounts as previously presented in AUGI's consolidated financial statements.

    A summary of the assets and liabilities transferred are as follows:

Property and equipment, net.....................................  $  382,000
Deferred revenue................................................    (750,000)
Accounts payable and accrued liabilities........................    (325,000)
Note payable to AUGI............................................  (1,140,000)
Common stock....................................................  (1,000,000)
                                                                  ----------
Deficit accumulated to July 31, 1997............................  $(2,833,000)
                                                                  ----------
                                                                  ----------

    The note payable to AUGI is unsecured, bears interest at 8% per annum and is due on demand. The note has a mandatory prepayment provision which requires a payment of $1,140,000, plus accrued interest immediately following an IPO of the Company's common stock. Subsequent to July 31, 1997, all advances to the Company by AUGI were made under a separate line of credit facility discussed below.

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 JULY 31, 1997

3. FORMATION OF THE COMPANY AND RELATED PARTY TRANSACTIONS (CONTINUED) Additionally, under the terms of the Asset Transfer, AUGI has agreed to indemnify the Company for any remaining liabilities arising out of Old Connectsoft other than matters which arise after September 1, 1996 and which are related to the FreeAgent assets or activities.

LINE OF CREDIT FROM AUGI

    AUGI has made available to the Company an unsecured line of credit totaling $2,750,000. Amounts may be drawn on the line from August 1, 1997 through January 31, 1999. Outstanding drawings are due on July 31, 2000. The line of credit bears interest at 8% per annum. No amounts are outstanding under this line of credit at July 31, 1997. The note has a mandatory prepayment provision which requires a payment equal to the lesser of the amount of principal and accrued interest outstanding or $1,360,000 plus accrued interest immediately following an IPO of the Company's common stock, resulting in a total maximum payment due AUGI upon completion of the IPO of $2,500,000 plus accrued interest. After the mandatory prepayment is made, the interest rate on the line of credit increases to 10% per annum. The balance of the principal and accrued interest is due on July 31, 2000. Subsequent to an IPO, AUGI has no further obligation to advance funds under the line of credit agreement.

MANAGEMENT FEES

    The Company received significant management, accounting and legal support from AUGI for the period from September 1, 1996 (inception date) to July 31, 1997. Total fees for such support totaled $758,000.

SUBLEASE AGREEMENT

    Effective July 31, 1997, the Company has subleased office space from Old Connectsoft on terms identical to those Old Connectsoft has with an unrelated third party. Under the terms of the sublease agreement, the Company is charged based on actual square footage used. At present rates of occupancy, the minimum rental payments for each of the next five fiscal years are as follows:

YEAR ENDING JULY 31,
----------------------------------------------------------------------------------
1998..............................................................................  $  142,000
1999..............................................................................     146,000
2000..............................................................................     150,000
2001..............................................................................     155,000
2002..............................................................................      39,000
                                                                                    ----------
                                                                                    $  632,000
                                                                                    ----------
                                                                                    ----------

    The Company is not obligated to make rental payments to Old Connectsoft in the event it finds alternative office space.

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 JULY 31, 1997

4. LICENSE AGREEMENT

    The Company has entered into an agreement to license its FreeAgent software. Pursuant to the agreement and its modification, the Company has agreed to provide a master version of the FreeAgent software to an OEM customer by September 8, 1997 in exchange for a $1,000,000 license fee. The agreement reduces the license fee by certain dollar amounts if timely delivery of the master version is not made. At July 31, 1997, the OEM had been invoiced for and paid $750,000 of the license fee, which has been shown as deferred revenues because the master version has not been delivered and revenue realization is not assured. Upon delivery of the master version, there are no significant continuing obligations. The agreement also provides for quarterly royalty payments by the OEM of $75,000 for each of the four quarters following delivery of the master version. The OEM has the option of extending the agreement for two six-month terms. During the extension period, the quarterly royalty payments would be $45,000. Further, the agreement limits the Company's ability to license the software to certain companies engaged in the manufacturing of computer printers. As part of the Asset Transfer, this license agreement was assigned to the Company. The Company's performance under this agreement is guaranteed by AUGI.

5. INCOME TAXES

    The Company has incurred net losses for financial reporting and tax purposes since its inception. The Company is currently included in the AUGI consolidated federal tax return. Net operating loss carryforwards generated prior to July 31, 1997, when the Company was a division of Old Connectsoft, will remain with AUGI. Upon completion of this offering or any other changes in ownership that cause the Company to no longer be included in AUGI's consolidated federal tax return, the Company will have available to it the net operating losses generated from August 1, 1997 to the date of the change in control to the extent the net operating losses are not utilized by AUGI. A full valuation allowance has been provided against these net operating loss carry-forwards due to the Company's limited operating history and therefore uncertainty regarding their future utilization. There are no other significant temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

6. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                    JULY 31,
                                                                                      1997
                                                                                  ------------
Furniture and fixtures..........................................................   $  113,000
Computer equipment..............................................................      269,000
                                                                                  ------------
                                                                                      382,000
Accumulated depreciation........................................................          - -
                                                                                  ------------
                                                                                   $  382,000
                                                                                  ------------
                                                                                  ------------

                     CONNECTSOFT COMMUNICATIONS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 JULY 31, 1997

7. SHAREHOLDER'S EQUITY

    The Company was incorporated in June 1997. Authorized common and preferred stock consists of 30,000,000 and 5,000,000 shares, respectively. The preferred stock can be issued with terms and preferences as determined by the Board of Directors. The Company issued 3,000,000 shares of common stock to AUGI on July 31, 1997, as described in Note 3.

    Effective August 1, 1997, the Company established the 1997 Stock Option Plan ("1997 Plan"). Under the 1997 Plan, the Company may grant nonqualified and incentive stock options to employees to purchase up to an aggregate of 1,550,000 shares of common stock. The Company intends to grant options to purchase 1,382,000 shares of common stock to certain employees and a non-employee director. These options will have terms as determined by the Board of Directors.

8. LICENSING AGREEMENTS AND SUBSEQUENT EVENT

    In July 1997, the Company entered into a software license agreement with Data Connection Limited ("DCL"). Under the terms of this agreement, the Company has been granted a worldwide license to incorporate DCL's proprietary technology into the Company's FreeAgent products and to distribute the DCL technology as a part of such products. The license is exclusive as to telephone network or service providers, but is otherwise non-exclusive. DCL's technology is still in development. The Company paid DCL an initial license fee of $100,000 in July 1997 and has agreed to pay an additional $200,000 upon the achievement of certain milestones in DCL's software development effort. The agreement also provides for the payment of a royalty equal to five percent of the Company's net revenues derived from the licensing of products incorporating DCL's technology upon the completion of certain milestones. These royalties will be offset against minimum royalty commitments of $200,000, $587,500, and $362,500 for the years ending July 31, 1998, 1999, and 2000, respectively. The term of the agreement is perpetual but may be terminated by either party upon the other party's material breach, bankruptcy or insolvency.

    In August 1997, the Company entered into license and software development agreements with SRI International ("SRI") pursuant to which the Company has been granted the non-exclusive world-wide rights to use, develop, modify, market, and distribute the prototype computer code of SRI's OAA Facilitators and Libraries. The Company has agreed to pay SRI an estimated price of $126,000 for consulting and development services. This amount is payable upon the achievement of certain milestones. In addition, the Company has agreed to pay SRI a one percent royalty on net sales (the invoiced sales price less credits, allowances, discounts and rebates, freight and insurance costs and sales, use and other taxes) of products utilizing SRI's computer code.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED HEREBY OR AN OFFER TO SELL TO OR A SOLICITATION OF AN OFFER TO BUY FROM ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           7
The Company......................................          16
Use of Proceeds..................................          17
Dividend Policy..................................          17
Capitalization...................................          18
Dilution.........................................          19
Selected Financial Data..........................          20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          21
Business.........................................          24
Management.......................................          38
Principal Stockholders...........................          43
Certain Transactions.............................          44
Description of Capital Stock.....................          46
Shares Eligible for Future Sale..................          48
Underwriting.....................................          50
Legal Matters....................................          52
Experts..........................................          52
Additional Information...........................          52
Index to Financial Statements....................         F-1

                            ------------------------

    UNTIL      , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                            SHARES

                                     [LOGO]

                               ------------------

                                   PROSPECTUS
                             ---------------------

                              HAMPSHIRE SECURITIES

                                  CORPORATION

                                             , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all costs and expenses payable by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee...........  $   9,236.44
NASD filing fee...............................................      3,548.02
Nasdaq National Market fee....................................     20,800.00
Accounting fees and expenses..................................    150,000.00
Legal fees and expenses.......................................    275,000.00
Printing and engraving expenses...............................     65,000.00
Transfer agent and registrar fees.............................     10,000.00
Blue Sky fees and expenses....................................     35,000.00
Underwriters' expense allowance...............................    720,000.00
Directors' and Officers' Insurance............................     30,000.00
Miscellaneous expenses........................................      1,415.56
                                                                ------------
  Total.......................................................  $1,320,000.00
                                                                ------------
                                                                ------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including the circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnity agreements with its directors and executive officers that require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

    These indemnification provisions and the indemnity agreements to be entered into between the Registrant and its directors may be sufficiently broad to permit indemnification of the Registrant's directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    (a), (c) Effective July 31, 1997, in consideration of the transfer of technology, assets, contract rights and other assets relating to FreeAgent and the business of the Company, the Company issued to AUGI 3,000,000 shares of Common Stock of the Company.

    Stock options to purchase an aggregate of 1,118,000 shares of Common Stock were issued in August 1997 to certain executive officers, directors, consultants and employees of the Company pursuant to the Company's 1997 Stock Option Plan, effective upon the completion of the offering.

    (b) There were no underwriters employed in connection with any of the transactions set forth in Item 15(a) and (b).

    (d) The issuances described in Items 15(a) and (b) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, the issuances described in Item 15(b) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

     1.1     Form of Underwriting Agreement.

     1.2     Form of Representative's Warrant.

     3.1     Certificate of Incorporation of the Company.

     3.2     By-Laws of the Company.

     4.1*    Specimen Common Stock Certificate.

     5.1     Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.

    10.1     Form of Indemnification Agreement for Directors of the Company.

    10.2     1997 Stock Option Plan.

    10.3     Employment Agreement, dated as of May 15, 1996, between Connectsoft, Inc. ("Old Connectsoft") and
             Robert Marcus, as assigned to the Company.

    10.4     Software License Agreement, dated April 1, 1997, between the Company and Hewlett-Packard Company, as modified.

    10.5     Master Software License Agreement, dated July 31, 1997, between the Company and Data Connection
             Limited.

    10.6     License Agreement and Software Development Agreement, each dated as of August 21, 1997, between the
             Company and SRI International

    10.7     Employment Agreement, dated as of August 15, 1997, between the Company and Robert M. Rubin.

    10.8     Employment Agreement, dated as of August 15, 1997, between the Company and Howard B. Katz.

    10.9     Sublease Agreement, dated as of July 31, 1997, between the Company and Old Connectsoft.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    10.10    Transfer of Certain Assets, dated as of July 31, 1997, between the Company and Old Connectsoft.

    10.11    Asset Transfer Promissory Note, dated July 31, 1997, by the Company to AUGI.

    10.12    Line of Credit Agreement, dated as of July 31, 1997, between the Company and AUGI.

    10.13    Line of Credit Promissory Note, dated July 31, 1997, by the Company to AUGI.

    10.14    Memorandum of Understanding, dated August 21, 1997, between the Company and Bell Communications
             Research, Inc.

    11.1     Statement re Computation of Per Share Earnings.

    21.1     Subsidiaries of the Company.

    23.1     Consent of Price Waterhouse LLP

    23.2     Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in the opinion filed as Exhibit
             5.1).

    27.1     Financial Data Schedule.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules.

    None.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Acct., the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 3rd day of September 1997.

                                CONNECTSOFT COMMUNICATIONS CORPORATION

                                By:  /s/ ROBERT M. RUBIN
                                     -----------------------------------------
                                     Robert M. Rubin
                                     CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  ------------------

     /s/ ROBERT M. RUBIN        Chairman of the Board and     September 3, 1997
------------------------------    Director
       Robert M. Rubin            (Principal Executive
                                  Officer)

                                President, Chief Executive    September  , 1997
------------------------------    Officer and Director
        Robert Marcus

      /s/ HOWARD B. KATZ        Executive Vice President,     September 3, 1997
------------------------------    Treasurer and Director
        Howard B. Katz            (Principal Financial or
                                  Accounting Officer)